 Filed Pursuant to Rule 424(b)(3)

SEC File No. 333-287044

Prospectus

CLASSOVER HOLDINGS, INC.

345,000 SHARES OF CLASS B COMMON STOCK UNDERLYING WARRANTS

183,300 SHARES OF CLASS B COMMON STOCK HELD BY FORMER AFFILIATES

130,701 SHARES OF CLASS B COMMON STOCK UNDERLYING CLASS A COMMON STOCK

10,457 SHARES OF CLASS B COMMON STOCK UNDERLYING SERIES A PREFERRED STOCK

469,044 SHARES OF CLASS B COMMON STOCK UNDERLYING SERIES B PREFERRED STOCK

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This prospectus relates to the issuance by us of up to 345,000 shares of Class B common stock, par value $0.0001 per share (the “Common Stock”), of Classover Holdings, Inc., a Nevada corporation (the “Company,” “Classover,” “we,” “us,” “our” or other similar phrases), that are issuable upon the exercise of up to 345,000 warrants (the “Public Warrants”) originally issued in the initial public offering of units of Battery Future Acquisition Corp. (“BFAC”) at a price of $10.00 per unit, with each unit consisting of one Class A ordinary share and one-half of one Public Warrant, which such Public Warrants were assumed by us upon consummation of the Business Combination (as defined below).

In addition, this prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to (A) 130,701 shares of Common Stock reserved for issuance upon conversion of an aggregate of 130,701 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), issued in connection with the Business Combination (as defined below) to Hui Luo, the Company’s Chief Executive Officer and Chief Executive Officer of Class Over (defined below), upon exchange of her securities in Class Over, (B) 172,500 Founder Shares (as defined below) originally issued at a price of approximately $0.003 per share prior to BFAC’s initial public offering, (C) 10,800 shares of Common Stock issued to certain former affiliates of BFAC in connection with the Business Combination, (D) 10,457 shares of Common Stock reserved for issuance upon conversion of Series A preferred stock, par value $0.0001 per share (“Series A Preferred Stock”), issued to Ms. Luo upon exchange of her securities in Class Over and (E) 469,044 shares of Common Stock reserved for issuance upon conversion of an aggregate of 5,000 shares of Series B preferred stock, par value $0.0001 per share (“Series B Preferred Stock”), of the Company issued to the PIPE Investor (as defined below), through any means described in the section entitled “Plan of Distribution.”

On April 4, 2025 (the “Closing Date”), we consummated the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, BFAC, Class Over Inc., a Delaware corporation (“Class Over”), BFAC Merger Sub 1 Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub 1”) and BFAC Merger Sub 2 Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”).

Pursuant to the Merger Agreement, upon the closing of the Business Combination (the “Closing”), Merger Sub 1 merged with and into BFAC (the “Reorganization Merger”), with BFAC being the surviving corporation of the Reorganization Merger and becoming a wholly-owned subsidiary of the Company, and then, immediately following the consummation of the Reorganization Merger, Merger Sub 2 merged with and into Class Over (the “Acquisition Merger”, and together with the Reorganization Merger, the “Mergers” or the “Business Combination”), with Class Over being the surviving corporation of the Acquisition Merger and becoming a wholly-owned subsidiary of the Company.

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We are registering the resale of shares of Common Stock as required by (i) a registration rights agreement, dated as of December 14, 2021 (the “Registration Rights Agreement”), entered into by and among BFAC and certain other parties thereto that were holders of shares of BFAC that were issued prior to BFAC’s initial public offering and converted into shares of Common Stock upon consummation of the Business Combination (the “Founder Shares”), and which was assumed by us in the Business Combination and (ii) a registration rights agreement, dated as of the Closing (the “PIPE Registration Rights Agreement” and together with the Registration Rights Agreement, the “Registration Rights Agreements”), entered into by and among the Company and the purchaser of Series B Preferred Stock (the “PIPE Investor”) issued in a private placement in connection with the closing of the Business Combination.

Each Public Warrant entitles the holder thereof to purchase one-fiftieth of one share of Common Stock at a price of $575.00 per whole share. We will not receive any proceeds from the sale or issuance of shares of our Common Stock except with respect to amounts received by us upon exercise of the Public Warrants to the extent such Public Warrants are exercised for cash, which amount of aggregate proceeds, assuming the exercise of all Public Warrants for cash, could be up to approximately $198.4 million. We believe the likelihood that Public Warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. If the market price for our Common Stock is less than the warrant exercise price, we believe the Public Warrant holders will be less likely to exercise their Public Warrants.

We will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services (other than up to $10,000 we have agreed to reimburse legal counsel to the PIPE Investor for its review of this prospectus) or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to transfer restrictions that may prevent the Selling Securityholders from offering or selling of such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “Description of Securities” for more information.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Common Stock and Public Warrants are traded on the Capital Market of the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “KIDZ” and “KIDZW,” respectively. On April 20, 2026, the last reported sale price of our Common Stock on Nasdaq was $1.57 per share and the last reported sale price of our Public Warrants on Nasdaq was $0.013.

In connection with the Business Combination, holders of 3,514,769 public shares of BFAC exercised their right to redeem those shares for cash at a price of approximately $11.53 per share, for an aggregate price of approximately $40.5 million, which represented approximately 95.4% of the total number of public shares of BFAC then outstanding. The securities registered for resale by this prospectus represent a substantial percentage of our total outstanding Common Stock as of the date of this prospectus. The sale of all securities being offered by this prospectus could result in a significant decline in the public trading price of our Common Stock. Even if the current trading price of the Common Stock is close to the price at which the units were issued in BFAC’s initial public offering, the Selling Securityholders have an incentive to sell because they will still profit on sales due to the lower price at which they purchased their shares compared to the public investors. The public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading price.

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We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

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Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 22, 2026

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). We may use the registration statement to issue up to an aggregate of 345,000 shares of our Common Stock upon exercise of the Public Warrants. The Selling Securityholders may use the registration statement to sell up to (A) 130,701 shares of Common Stock reserved for issuance upon conversion of an aggregate of 130,701 shares of Class A Common Stock issued in connection with the Business Combination to Hui Luo, the Company’s Chief Executive Officer and Chief Executive Officer of Class Over, upon exchange of her securities in Class Over, (B) 172,500 Founder Shares originally issued at a price of approximately $0.003 per share prior to BFAC’s initial public offering, (C) 10,800 shares of Common Stock issued to certain former affiliates of BFAC in connection with the Business Combination, (D) 10,457 shares of Common Stock reserved for issuance upon conversion of Series A Preferred Stock issued to Ms. Luo upon exchange of her securities in Class Over and (E) 469,044 shares of Common Stock reserved for issuance upon conversion of an aggregate of 5,000 shares of Series B Preferred Stock of the Company issued to the PIPE Investor, from time to time, through any means described in the section entitled “Plan of Distribution.”

We may also file a prospectus supplement to add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

The Nasdaq ticker symbols for the Company’s Common Stock and Public Warrants are “KIDZ” and “KIDZW,” respectively.

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FREQUENTLY USED TERMS

Unless otherwise stated or the context otherwise requires, as used in this prospectus:

•	“2024 Plan” means the 2024 Long-Term Incentive Equity Plan adopted in connection with the Business Combination;

•	“2025 Plan” means the 2025 Long-Term Incentive Equity Plan adopted by the Company;

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“Acquisition Merger” means the merger of Merger Sub 2 with and into Class Over on the Closing Date immediately following the Reorganization Merger, with Class Over being the surviving corporation of the Acquisition Merger and becoming a wholly owned subsidiary of the Company;

•	“Business Combination” means the Mergers and the other transactions contemplated by the Merger Agreement and the other agreements entered into by BFAC and Class Over in connection with the Mergers;

•	“Bylaws” means the amended and restated bylaws of the Company following the Mergers;

•

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any person or “group” (as defined in the Exchange Act) of persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of the Company; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of the Company or the surviving person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole;

•	“Charter” means the amended and restated certificate of incorporation of the Company;

•	“Class Over” means Class Over Inc., a Delaware corporation and wholly-owned subsidiary of the Company since the consummation of the Business Combination;

•	“Closing” means the closing of the Business Combination;

•	“Closing Date” means April 4, 2025, the date on which the Closing occurred;

•	“Code” means the Internal Revenue Code of 1986, as amended;

•	“Common Stock” means shares of Class B common stock, par value $0.0001 per share, of the Company;

•	“Company”, “Classover,” “we,” “us”, “our” or other similar phrases means Classover Holdings, Inc., a Nevada corporation;

•	“Continental” means Continental Stock Transfer & Trust Company.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•	“First Preferred Warrant” means a warrant to purchase 1,600 shares of Series B Preferred Stock issued in the PIPE Financing;

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“Founder Shares” means the shares of Common Stock that were issued in exchange for BFAC’s Class B ordinary shares issued prior to BFAC’s initial public offering and any BFAC Class A ordinary shares which such Class B ordinary shares were converted into prior to the closing of the Business Combination;

•	“GAAP” means generally accepted accounting principles in the United States;

•	“IRS” means the Internal Revenue Service;

•	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended;

•	“Merger Agreement” means the Agreement and Plan of Merger, by and among the Company, BFAC, Class Over and the Merger Subs;

•	“Merger Sub 1” means BFAC Merger Sub 1 Corp., a Delaware corporation and wholly-owned subsidiary of the Company prior to the Business Combination;

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•	“Merger Sub 2” means BFAC Merger Sub 2 Corp., a Delaware corporation and wholly-owned subsidiary of the Company prior to the Business Combination;

•	“Mergers” means, collectively, the Reorganization Merger and the Acquisition Merger;

•	“Nasdaq” means the Nasdaq Stock Market LLC;

•	“NRS” means the Nevada Revised Statutes;

•	“Non-Redeeming Holders” means certain stockholders of BFAC that entered into the Non-Redemption Agreements;

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“Non-Redemption Agreements” means the agreements entered into by the Non-Redeeming Holders, whereby, among other things, such Non-Redeeming Holders agreed that they would not exercise redemption rights with respect to shares of BFAC Class A Ordinary Shares;

•	“PIPE Agreement” means that certain securities purchase agreement executed by the PIPE Investor in connection with the PIPE Financing;

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“PIPE Financing” means the private financing of up to 5,000 shares of Series B Preferred Stock for up to $5 million (net of original issue discount), including through the exercise of the Preferred Warrants;

•	“PIPE Investor” means that certain institutional investor that participated in the PIPE Financing;

•	“Preferred Stock” means the Company’s Series A Preferred Stock and Series B Preferred Stock;

•	“Preferred Warrants” means First Preferred Warrant and the Second Preferred Warrant;

•	“Public Warrants” means the warrants included in the units issued in BFAC’s initial public offering and assumed by us upon consummation of the Business Combination;

•	“Reorganization Merger” means the merger of Merger Sub 1 with and into BFAC on the Closing Date, with BFAC being the surviving corporation and becoming a wholly-owned subsidiary of the Company;

•	“SEC” means the United States Securities and Exchange Commission;

•	“Second Preferred Warrant” means a warrant to purchase 1,000 shares of Series B Preferred Stock issued in the PIPE Financing;

•	“Securities Act” means the Securities Act of 1933, as amended; and

•	“Sponsor” means collectively Battery Future Sponsor LLC and Camel Bay LLC.

•	“Warrant Agreement” means the agreement with Continental that governs the Public Warrants.

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FORWARD-LOOKING STATEMENTS

The Company makes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act in this prospectus and in documents incorporated by reference herein. All statements, other than statements of present or historical fact included in or incorporated by reference in this prospectus, regarding the Company’s future financial performance, as well as the Company’s strategy, future operations, future operating results, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intend,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “may,” “will,” “could,” “should,” “predict,” “potential,” and “continue” or similar words. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

All forward-looking statements included herein attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. These cautionary statements are being made pursuant to federal securities laws with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Except to the extent required by applicable laws and regulations, the Company undertakes no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

There may be events in the future that the Company is not able to predict accurately or over which it has no control. The section in this prospectus entitled “Risk Factors” and the other cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by the Company in such forward-looking statements. These examples include:

•	the Company’s inability to raise sufficient capital to execute its business plan;

•	the size, demands and growth potential of the markets for the Company’s products and services and the Company’s ability to serve those markets;

•	the degree of market acceptance and adoption of the Company’s products and services;

•	the Company’s ability to attract and retain customers;

•	the Company’s success in retaining or recruiting officers, key employees or directors;

•	the impact of the regulatory environment and complexities with compliance related to such environment; and

•	factors relating to the business, operations and financial performance of the Company and its subsidiaries.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other risk factors included herein. Forward-looking statements reflect current views about the Company’s plans, strategies and prospects, which are based on information available as of the date of this prospectus. Except to the extent required by applicable law, the Company undertakes no obligation (and expressly disclaims any such obligation) to update or revise the forward-looking statements whether as a result of new information, future events or otherwise.

Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not place undue reliance on those statements.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the matters discussed under the sections entitled “Risk Factors” and the consolidated financial statements and related notes included elsewhere in this prospectus or incorporated herein by reference before making an investment decision.

Our Business

We operate through our wholly-owned subsidiary Class Over. We provide comprehensive online interactive live courses for K-12 students in the United States and around the globe. Our curriculum is designed to meet the needs of different age groups and learning levels, covering a wide variety of subjects to enhance students' academic achievements and interest in exploration. We offer both interest-oriented classes and test preparation courses for various exams and competitions. With our innovative approach, we aim to transcend the boundaries of traditional education by offering students a comprehensive set of lifelong skills and capabilities, including creativity, critical thinking, and problem-solving, in an engaging and interactive environment.

Recent Developments

On the Closing Date, we consummated the Business Combination in connection with the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub 1 merged with and into BFAC, with BFAC being the surviving corporation of the Reorganization Merger and becoming a wholly-owned subsidiary of the Company, and then, immediately following the consummation of the Reorganization Merger, Merger Sub 2 merged with and into Class Over, with Class Over being the surviving corporation of the Acquisition Merger and becoming a wholly-owned subsidiary of the Company.

At Closing, all issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares of BFAC were exchanged for shares of the Company’s Class B Common Stock and each whole BFAC warrant outstanding was assumed by us and converted into a Public Warrant to purchase one share of Common Stock. Additionally, at Closing, the Company issued to the former security holders of Class Over an aggregate of 130,701 shares of Class A Common Stock, 5,964,986 shares of Common Stock and 1,000,000 shares of Series A Preferred Stock (including 10,457 shares held by Ms. Luo) in exchange for their equity interests in Class Over. Following the issuance, holders of an aggregate of 384,702 shares of Series A Preferred Stock converted such shares to Common Stock, leaving an aggregate of 615,298 shares of Series A Preferred Stock outstanding.

In addition, in connection with the Business Combination, we consummated the PIPE Financing pursuant to which we issued to the PIPE Investor at Closing (i) 2,400 shares of Series B Preferred Stock of the Company, (ii) the First Preferred Warrant to purchase 1,600 shares of Series B Preferred Stock and (iii) the Second Preferred Warrant to purchase 1,000 shares of Series B Preferred Stock. At the Closing, the PIPE Investor immediately exercised the First Preferred Warrant to purchase 1,000 shares of Series B Preferred Stock and on April 14, 2025, the PIPE Investor exercised the remaining portion of the Preferred Warrants in full. As a result, we issued an aggregate of 5,000 shares of Series B Preferred Stock for an aggregate purchase price of $4,750,000 (net of original issue discount).

On May 30, 2025, the Company entered into a securities purchase agreement (the “Note Purchase Agreement”) with Solana Growth Ventures LLC (the “Note Purchase Investor”). Pursuant to the Note Purchase Agreement, subject to certain conditions precedent contained therein, the Company may sell to the Note Purchase Investor up to an aggregate of $500 million in newly issued senior secured convertible notes (the “Notes”). On June 6, 2025, the Company consummated the initial sale of $11 million of Notes pursuant to the Note Purchase Agreement.  The Note Purchase Investor now has the sole option, upon one business day’s notice, to cause the Company to sell up to an additional $339 million of Notes and, subject to mutual agreement, the Company and the Note Purchase Investor may agree to sell up to an additional $150 million of Notes.  The Company has agreed, subject to certain exceptions contained in the Note Purchase Agreement, to use 80% of the net proceeds from the sale of the Notes to purchase certain cryptocurrency, including Solana, as set forth in the Note Purchase Agreement.

The Notes are convertible into Common Stock at the option of the holder at an initial conversion price equal to $7.36  per share (200% of the closing price of the Common Stock on June 5, 2025), subject to adjustment as provided for in the Notes.  Interest is payable under the Notes at a rate of 7% per annum and is payable, quarterly, at the option of the Company in cash, through the issuance of additional Notes or, under certain situations, through the issuance of shares of Common Stock.  The Notes rank senior to all outstanding and future indebtedness of the Company and its subsidiaries (subject to certain exceptions contained in the Notes) and will be secured by a first priority perfected security interest in all of the existing and future assets of the Company and its direct and indirect subsidiaries, including all of the capital stock of each of the subsidiaries and the cryptocurrency purchased with the proceeds of the Notes, as evidenced by a security agreement. For additional information on the terms of the Notes, see the section titled “Description of Securities – Senior Secured Convertible Notes.”

On June 30, 2025, the Company entered into and consummated the transactions contemplated by an Asset Purchase Agreement (the “APA”) with an unrelated third party and its wholly-owned subsidiary (collectively, the “APA Seller”). Pursuant to the APA, the APA Seller agreed to sell, and the Company agreed to purchase, a portfolio of intellectual property owned by the APA Seller (the “Purchased Assets”) which is intended to be utilized by the Company in its online enrichment class platform, which provides interactive live courses for K-12 students in the United States and around the globe.

In consideration for the Purchased Assets, the Company (a) paid $1,250,000 in cash to the APA Seller and (b) issued to the APA Seller (i) 800,000 shares of Common Stock and (ii) pre-funded warrants to purchase 739,278 shares of Common Stock.

On November 21, 2025, the Company received a notice from the Listing Qualifications Department of Nasdaq stating that, for the prior 30 consecutive business days (through November 20, 2025), the bid price of the Company’s Class B common stock had been below the minimum bid price of $1.00 per share required for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(a)(2). The notice stated that the Company would be afforded 180 calendar days (until May 20, 2026) to regain compliance. In order to regain compliance, the bid price of the Company’s Class B common stock must be at least $1.00 for a minimum of ten consecutive business days. If the Company does not regain compliance within the 180-day period, the Company may be eligible for up to an additional 180 days to regain compliance, subject to the Company meeting certain requirements. If the Company is unable to cure the bid price deficiency within the time periods provided to it under the Nasdaq rules, the Company’s securities will be subject to delisting.

On February 20, 2026, the Company’s board of directors approved a reverse stock split of the Company’s outstanding Class A common stock and Class B common stock (the “Reverse Split”) at a ratio of 1-for-50, as well as an associated reduction in the number of shares of Class A common stock and Class B common stock the Company is authorized to issue (the “Reduction in Authorized Common Stock”) from 50,000,000 shares of Class A common stock to 1,000,000 shares of Class A common stock and 2,000,000,000 shares of Class B common stock to 40,000,000 shares of Class B common stock.

The Company effectuated the Reverse Split in order to regain compliance with the Nasdaq continued listing requirements.  On March 26, 2026, the Company received written notification from Nasdaq confirming that the Company had regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2).  The Nasdaq written notification indicated that for the last 12 consecutive business days, the bid price for the Company’s Class B common stock had been at $1.00 per share or greater, as required by the listing rule.  Unless otherwise indicated, all share and dollar figures used in this prospectus have been adjusted to reflect the Reverse Split.

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Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, we have elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards as required when they are adopted for public companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

The Company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following December 31, 2030, (b) in which it has total annual gross revenue of at least $1.235 billion, or (c) in which the combined company is deemed to be a large accelerated filer, which means the market value of the combined Company’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which the Company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

We are also a “smaller reporting company,” and we will continue to be a “smaller reporting company” if either (i) the market value of our stock held by non-affiliates is less than $250.0 million as of the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million as of the last business day of our second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosures and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate Information

We were incorporated as a Delaware corporation on May 2, 2024. In December 2025, we changed our state of organization from the State of Delaware to the State of Nevada. Our Common Stock and Public Warrants are listed on Nasdaq under the symbols “KIDZ” and “KIDZW”, respectively. Our address is 450 7th Avenue, Suite 905, New York, New York 10123. Our telephone number is (800) 345-9588. Our website is www.classover.com. Our website and the information contained on, or accessed through, our website are not part of this prospectus, and you should rely only on the information contained in this prospectus when making an investment decision.

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The Offering

We are registering the issuance of 345,000 shares of our Common Stock issuable upon the exercise of the Public Warrants.

We are also registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees, of up to (A) 130,701 shares of Common Stock reserved for issuance upon conversion of an aggregate of 130,701 shares of Class A Common Stock issued in connection with the Business Combination to Hui Luo, the Company’s Chief Executive Officer and Chief Executive Officer of Class Over, upon exchange of her securities in Class Over, (B) 172,500 Founder Shares originally issued at a price of approximately $0.003 per share prior to BFAC’s initial public offering, (C) 490,000 shares of Common Stock issued to certain former affiliates of BFAC in connection with the Business Combination, (D) 10,457 shares of Common Stock reserved for issuance upon conversion of Series A Preferred Stock issued to Ms. Luo upon exchange of her securities in Class Over and (E) 469,044 shares of Common Stock reserved for issuance upon conversion of an aggregate of 5,000 shares of Series B Preferred Stock of the Company issued to the PIPE Investor, from time to time, through any means described in the section entitled “Plan of Distribution.”

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 14 of this prospectus.

Issuance of Common Stock

The following information is as of March 31, 2026 and does not give effect to issuances of shares of our Common Stock, Public Warrants or options to purchase shares of our Common Stock after such date or the exercise of Public Warrants or options or other equity grants after such date.

Common Stock to be issued upon exercise of the Public Warrants	345,000 shares
Common Stock to be issued upon conversion of Class A Common Stock	130,701 shares
Common Stock issued or to be issued upon conversion of Series A Preferred Stock	1,000,000 shares
Common Stock to be issued upon conversion of Series B Preferred Stock	469,044 shares
Common Stock outstanding prior to exercise of Public Warrants and conversion of Class A Common Stock and Series A and Series B Preferred Stock	1,174,718 shares[1]
Use of proceeds

We will receive up to an aggregate of approximately $198.4 million from the exercise of all the Public Warrants, assuming the exercise in full of all such Public Warrants for cash.

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Public Warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

Resale of Common Stock
Shares of Common Stock offered by the Selling Securityholders	2,686,488 shares
Use of proceeds	We will not receive any proceeds from the resale of the Common Stock to be offered by the Selling Securityholders.
Nasdaq Ticker symbols	“KIDZ” and “KIDZW” for the Common Stock and the Public Warrants, respectively.

_____________________

1 Includes an aggregate of 18,400 shares of Common Stock issued under the 2024 Plan that are subject to vesting conditions but excludes an aggregate of an additional 48,974 shares of Common Stock available for future issuance under the 2024 Plan.

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Risk Factor Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our ability realize the anticipated benefits of the Business Combination, and may have an adverse effect on our business, cash flows, financial condition and results of operations. Such risks include, but are not limited to:

•	If we are not able to continue to attract students to purchase our courses and to increase the spending of our students, our business and prospects will be materially and adversely affected.

•

Our business depends on the continued success of our brand, and if we fail to maintain and enhance the recognition of our brand, we may face difficulty attracting students to our online after-school tutoring service, and our reputation and operating results may be harmed.

•

We face competition from established as well as other emerging companies, which could divert customers to our competition, result in pricing pressure, reduced operating margins, loss of market share, departure of qualified teachers and significantly reduce our revenue.

•

We face significant competition, which could increase our customer acquisition cost, cause us to lose students to our competitors, lead to pricing pressure and loss of market shares, and significantly reduce our revenue.

•

If we are not able to continue to recruit, train and retain a sufficient number of qualified teachers, our business, financial conditions and operating results may be materially and adversely affected.

•

The vast majority of our teachers are engaged as independent contractors, not employees, and if federal or state law mandates that they be classified as employees, our business may be adversely impacted.

•

Students may decide not to continue taking our courses for a number of reasons, including a perceived lack of improvement in their academic performance or general dissatisfaction with our courses, which may adversely affect our business, financial condition, results of operation and reputation.

•	We may not be successful in the expansion of the courses that we offer.

•	We may not be able to maintain or increase our course fee levels.

•	Many of our students are minors, which may subject us to significant and/or heightened litigation risks, regulatory scrutiny, and reputational damage.

•	Tuition refunds or potential refund disputes may negatively affect our cash flows, financial condition, and reputation.

•	We have incurred, and in the future may continue to incur, net losses.

•	Our financial statements contain disclosure regarding the substantial doubt about our ability to continue as a going concern.

•	We have a limited operating history and operate in a rapidly evolving industry, which makes it difficult to evaluate our business and future prospects and increases the risk of your investment.

•	We have grown rapidly and expect to continue to invest in our growth for the foreseeable future. If we fail to manage this growth effectively, the success of our business model will be compromised.

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•

Certain aspects of our business and ability to grow are seasonal and cyclical, which may cause our current business plans to change and our operating results and revenues to fluctuate. As a result, we may fail to meet the expectations of securities analysts and investors, which could cause the Company’s stock price to decline.

•

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting. Our management has limited experience in operating a public company.

•

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

•

The dual-class structure of the Company’s Common Stock as contained in the Company’s Charter has the effect of concentrating voting control with those stockholders who held our capital stock prior to the contemplated transaction, including our directors, executive officers and their respective affiliates.

•	Our estimates of the size of our addressable market may prove to be inaccurate.

•	We face risks related to natural and other disasters, health epidemics, and other extraordinary events, such as the COVID-19 pandemic, which could significantly disrupt our operations.

•

We may be exposed to cyberattacks, denial-of-service attacks, ransomware attacks, business email compromises, computer malware, viruses, and social engineering (including phishing) and other cybersecurity threats that may impact our networks or systems.

•	Changes in laws or regulations relating to consumer data privacy could materially and adversely affect our business.

•

Servicing our indebtedness, including the Notes, may require a significant amount of cash, and the restrictive covenants contained in the documents that govern our indebtedness could adversely affect our business plan, liquidity, financial condition, and results of operations.

•	We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations.

•	Our financial results and the market price of our Common Stock may be affected by the prices of Solana.

•

We face risks relating to the custody of our Solana tokens, including the loss or destruction of private keys required to access our Solana tokens and cyberattacks or other data loss relating to our Solana tokens, including smart contract related losses and vulnerabilities.

•	We face risks related to our Solana treasury reserve business model, including but not limited to potential security breaches or cyberattacks.

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Market Price, Ticker Symbols and Dividend Information

Market Price and Ticker Symbols

Our Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “KIDZ” and “KIDZW,” respectively.

On April 20, 2026, the closing price of our Common Stock was $1.57 and the closing price of our Public Warrants was $0.013.

Holders

As of March 31, 2026, there were 130,731 shares of Class A Common Stock issued and outstanding held of record by one holder, 1,174,718 shares of Class B Common Stock issued and outstanding held of record by 53 holders and 17,249,987 Public Warrants issued and outstanding held of record by one holder.  The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Common Stock are held of record by banks, brokers and other financial institutions.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board of directors may deem relevant. In addition, our ability to pay dividends may be limited by our outstanding preferred stock and covenants of any existing and future outstanding indebtedness. We do not anticipate declaring any cash dividends to holders of Common Stock in the foreseeable future.  As a result, you may not receive any return on an investment in our Common Stock unless you sell your Common Stock for a price greater than that which you paid for it.

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RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included elsewhere in this prospectus. The value of your investment in the Company will be subject to the significant risks affecting the Company and inherent to the industry in which it operates. The risk factors described below disclose material and other risks, are not intended to be exhaustive and are not the only risks faced by the Company. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect the business, financial condition, results of operations and cash flows in future periods of the Company. The occurrence of any of these events could cause the trading price of our Common Stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Relating to the Company’s Business and Industry

If we are not able to continue to attract students to purchase our courses and to increase the spending of our students, our business and prospects will be materially and adversely affected.

We generate revenues primarily from students paying for our online tutoring and after-school courses. Our ability to continue to attract students to purchase our online courses and to increase their spending are critical to the continued success and growth of our business. This in turn will depend on several factors, including our ability to recruit, train and retain high-quality teaching staff, continue to develop, adapt or enhance the quality of our course offerings to meet the evolving demands of our existing or prospective students, adapt our promotional activities to changes in market demand, regulatory regime and practices, enhance our brand equity and awareness to a broader base of potential customers, and effectively utilize the data insights from our online course offerings to refine our educational content offered and provide a more localized, personalized and effective learning experience to our students.

Our ability to retain existing students by improving students’ academic performance and delivering a satisfactory learning experience is also critical to the success of our business. Our ability to improve the academic performance of our students is related to the learning ability, attitude, efforts and time and resource commitments of each student, which are beyond our control. Students may feel dissatisfied with the quality of our educational content offerings and the teachers and student service staff they encounter during our courses or fail to perform up to expectation after attending our courses. In addition, our courses may not be able to satisfy all of our students’ requirements. Satisfaction with our courses may be affected by a number of factors, many of which may not relate to the quality or effectiveness of our course offerings. If students feel that we are not providing them the learning experience they have subscribed for, they may choose to withdraw from existing courses and seek refunds. In addition, the students who fail to improve their performance after attending our programs or have unsatisfactory learning experiences with us may also choose not to refer other students to us, which in turn may adversely affect the number of paid student enrollments.

All of these factors may contribute to reduced student engagement and increased challenges in attracting and enrolling prospective students. We must also manage our growth while maintaining consistent and high teaching quality, and respond effectively to competitive pressures. If we are unable to continue to attract and retain students to purchase our courses and to increase the spending of our students, our gross billings and net revenues may decline, which may have a material adverse effect on our business, financial condition and results of operations.

Our business depends on the continued success of our brand, and if we fail to maintain and enhance the recognition of our brand, we may face difficulty attracting students to our online after-school tutoring service, and our reputation and operating results may be harmed.

We believe that market awareness of our brand has contributed significantly to the success of our business. Maintaining and enhancing our brand is critical to our efforts to attract students to our online after-school tutoring service, which are in turn critical to our business. Our ability to maintain and enhance brand recognition and reputation depends primarily on the perceived effectiveness and quality of our services, as well as the success of our branding and marketing efforts. Failure to maintain and enhance our brand recognition could have a material and adverse effect on our business, operating results and financial condition. In recent years, we have devoted significant resources to our brand promotion efforts, but we cannot assure you that these efforts will be successful. If we are unable to further enhance our brand recognition, or if our brand image is negatively impacted by any negative publicity relating to our company, courses or teachers, regardless of its veracity, we may not be able to attract students to our online after-school tutoring service successfully or efficiently, and our business and results of operations may be materially and adversely affected.

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We face competition from established as well as other emerging companies, which could divert customers to our competition, result in pricing pressure, reduced operating margins, loss of market share, departure of qualified teachers and significantly reduce our revenue.

We expect existing competitors and new entrants to the online education market to constantly revise and improve their business models in response to challenges from competing businesses, including ours. If these or other market participants introduce new or improved delivery of direct-to-consumer online learning and technology-enabled services that we cannot match or exceed in a timely or cost-effective manner, our ability to grow our revenue and achieve profitability could be compromised.

We compete against established companies as well as independent professionals in the education space. Some of our current and tangential and potential competitors have significantly greater financial resources than we do. Increased competition may result in competitive pressure for us or a decrease in our market share, which could negatively affect our revenue and future operating results and our ability to grow our business.

A number of competitive factors could cause us to lose potential opportunities or force us to offer our solutions on less favorable economic terms, including:

•	competitors may develop service offerings that students find to be more compelling than ours;

•	competitors may adopt more aggressive pricing policies and offer more attractive sales terms, adapt more quickly to new technologies and changes in student requirements;

•	competitors may offer better compensation to teachers or divert qualified teachers from our platform;

•

current and potential competitors may establish relationships among themselves or with third parties to enhance their products and expand their markets, and our industry is likely to see an increasing number of new entrants and increased consolidation. Accordingly, new competitors may emerge and rapidly acquire significant market share.

We may not be able to compete successfully against current and future competitors. In addition, competition may intensify as our competitors raise additional capital and as established companies in other market segments or geographic markets expand into our market segments or geographic markets. If we cannot compete successfully against our competitors, our ability to grow our business and achieve profitability could be impaired.

We face significant competition, which could increase our customer acquisition cost, cause us to lose students to our competitors, lead to pricing pressure and loss of market shares, and significantly reduce our net revenues.

The online education industry is competitive, especially in the core United States markets where we generate the majority of our revenue. We expect competition in this sector to persist. We face competition in each part of our service offerings from other online and offline educational service providers. Some of our current or future competitors may have longer operating histories, greater brand recognition, or greater financial, technical or marketing resources than we do. We compete with these education service providers across a range of factors, including, among others, high-quality content synchronized with local curriculum, textbook versions and academic assessment objectives, insights based on learning data and empowered by data analytics capabilities, application of a wide range of advanced technology in different educational scenarios, functions covering diversified educational scenarios and friendly user experience, effectiveness of customer services and sales and marketing efforts, and track record, trust and brand recognition. Our competitors may adopt similar curricula and marketing approaches, with different pricing and service packages that may have greater appeal than our offerings. In addition, some of our competitors may have more resources than we do and may be able to devote greater resources than we can to the development and promotion of their products and services and respond more quickly than we can to the changes in student preferences, testing materials, admission standards, market needs or new technologies. As a result, our course enrolment may decrease due to intense competition. If we reduce course fees or increase spending in response to competition in order to retain or attract students and high quality teaching staff, or pursue new market opportunities, our net revenues may decrease and our costs and expenses may increase as a result of such actions which may adversely affect our operating margins. If we are unable to successfully compete for students, maintain or increase our level of course fees, attract and retain competent teaching staff or other key personnel, maintain our competitiveness in terms of the quality of our education services in a cost-effective manner, we may lose our market share and our financial condition may be materially and adversely affected.

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If we are not able to continue to recruit, train and retain a sufficient number of qualified teachers, our business, financial conditions and operating results may be materially and adversely affected.

Our teachers are critical to maintaining the quality of our course offerings, the learning experience of our students and our brand and reputation. We seek to recruit high-quality teachers with strong education background and teaching skills who have a strong command of the subject areas to be taught and meet our qualifications. As we mainly offer courses in online 1 on 1 or 1 on 6 small-class format, we require a sufficient number of teachers to deliver our courses. The supply of educators in the United States with the necessary experience and qualifications to teach our courses is limited, and we must provide competitive pay to attract and retain them as recurring teachers for our courses.

We cannot assure that we will be able to continue recruit and retain a sufficient number of quality teachers in the future, and if we fail to do so, our teaching quality may be adversely affected. Departure of quality teachers may also reduce the attractiveness of our course offerings and negatively impact our paid student enrollments. We also need to provide on-going training to our teachers, to ensure that they stay abreast of changes in course materials, student demands and other changes and trends necessary to teach effectively. Furthermore, as we continue to develop new educational content, we may need to engage additional high-quality teachers with appropriate skill sets or backgrounds to deliver instructions effectively. We cannot guarantee that we will be able to effectively engage and train such teachers quickly, or at all. In addition, given other potentially more attractive opportunities for our high-quality teachers, over time some of them may choose to leave us. In the event such teachers join our competitors, students may decide to follow such quality teachers and enroll in their courses offered through other online education companies, which may weaken our competitive position in the industry.

Although we have not experienced major difficulties in engaging, training or retaining high-quality teachers in the past, we may not always be able to engage, train and retain a sufficient number of high-quality teachers to keep pace with our growth and our expansion into more comprehensive grade, subject matter and course material coverage, while maintaining consistent educational quality. We may also face significant competition in engaging high-quality teachers from our competitors or from other opportunities that are perceived as more desirable. A shortage of high-quality teachers, a decrease in the quality of our teachers’ performance, whether actual or perceived, or a significant increase in the cost to engage or retain high-quality teachers would have a material adverse effect on our business, financial condition and results of operations.

The vast majority of our teachers are engaged as independent contractors, not employees, and if federal or state law mandates that they be classified as employees, our business may be adversely impacted

We engage independent contractors and are subject to the federal laws and regulations, including but not limited to the IRS regulations, and applicable state laws and regulations regarding independent contractor classification. These regulations and guidelines are subject to judicial and agency interpretation, and it could be determined that the independent contractor classification is inapplicable to the nature of the relationship between us and the independent contractors. Our independent contractors are compensated based on the number of hours they teach, and they are responsible for their own expenses, as specified in formal contracts. These agreements also include indemnification clauses and confidentiality provisions.

If legal standards for classification of independent contractors change, it may be necessary to change our business model or modify our compensation structure for these roles.  This could include paying additional compensation, reimbursing expenses or meeting other requirements related to employees, versus independent contractors.  Such changes could increase our operational costs and potentially disrupt our business operations, adversely impacting our financial condition and results of operations.

Students may decide not to continue taking our courses for a number of reasons, including a perceived lack of improvement in their academic performance or general dissatisfaction with our courses, which may adversely affect our business, financial condition, results of operation and reputation.

The success of our business depends in large part on our ability to retain our students by delivering a satisfactory learning experience and improving their academic performance through our tutoring services, which represents the majority of our income. If students feel that we are not providing the experience they are seeking, they may choose to withdraw from existing courses and seek refunds. For example, our courses and teachers may fail to significantly improve a student’s academic performance. Student satisfaction with our programs may decline for a number of reasons, many of which may not reflect the effectiveness of our courses and teaching methods. A student’s learning experience may also suffer if his or her relationship with our teachers does not meet expectations. If a significant number of students fail to significantly improve their academic performance after taking our courses or if their learning experiences with us are unsatisfactory, they may not purchase additional courses from us or refer other students to us and our business, financial condition, results of operations and reputation would be adversely affected.

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We may not be successful in our expansion of courses in our exploration of additional educational services.

We offer comprehensive tutoring courses covering all core K-12 academic subjects and certain early childhood education courses. We offer our courses in online 1-on-1 and 1-on-6 small-class formats. We aim to continue to expand the coverage of our tutoring courses to cover additional subjects and more versions of different education curricula and textbooks within each subject matter and each grade. Expansions and upgrades to our existing products and courses may not be well received by our students and teachers, and newly introduced course offerings and educational content may not achieve success as expected. Our lack of experience with these new products and services may adversely affect our prospects and our ability to compete with the existing market players in any of these product and service categories. The development of new products, services and content could disrupt our ongoing business, disrupt our management’s attention, be costly and time-consuming and require us to make significant investments in research and product development, develop new technologies, and increase sales and marketing efforts, all of which may not be successful. We cannot assure you that any of such new products or services will achieve market acceptance or generate sufficient revenues to offset the costs and expenses incurred in relation to our development and promotion efforts. If we are unsuccessful in our expansion of after-school tutoring products or in our exploration of additional educational services due to financial constraints, failure to attract qualified personnel or other reasons, our business, financial condition and results of operations could be adversely affected.

We may not be able to maintain or increase our course fee levels.

Our results of operations are affected by the pricing of our online course offerings. At present, we offer three primary payment plans for our courses, which are generally charged under a credit system. A pre-paid credit package system that provides volume discounts for purchasing higher quantities of pre-paid credits in advance, a time based unlimited pass that can be purchased for a duration ranging from 1 to 12 months and competition preparation classes which are typically sold for a set duration (e.g., 30 hours). While we have increased our prices in the past, we cannot guarantee that we will be able to maintain or increase our prices in the future without adversely affecting the demand for our course offerings.

Many of our students are minors, which may subject us to significant and/or heightened litigation risks, regulatory scrutiny, and reputational damage.

Because of the nature of our business, many of our users are minors under the age of 18. As a result, we may be subject to additional laws and regulations that are applicable when businesses interact with children, such as the Children’s Online Privacy Protection Act (“COPPA”). Additionally, although transactions with minor children are ultimately authorized and paid for by a parent or guardian, these minor children may not have the capacity to enter into binding agreements or may have the ability to subsequently void contracts. As a result, we may not be able to enforce the terms of these agreements. An incident involving a child, and in particular an incident that has the potential to compromise the safety or privacy of a child, could garner negative attention, which could harm our brand or reputation and affect our business.

Tuition refunds or potential refund disputes may negatively affect our cash flows, financial condition, and reputation.

We generally offer refunds for unused credits from customers who purchase a credit package within 60 calendar days. The number of refund requests and the amount of refunds could be affected by a number of factors, many of which are beyond our control. These factors include, without limitation to, student dissatisfaction with our teaching quality and our educational content offerings, a perceived decline in our teaching quality due to the departure of popular teachers, privacy concerns relating to our services, negative publicity regarding us or online education in general. Any refund payments that we may be required to make to our students, as well as the expenses we could incur for processing refunds and resolving refund disputes, could be substantial and could adversely affect our business operations and financial condition. A high volume of refunds and refund disputes may also generate negative publicity that could harm our reputation.

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We will need to raise additional funds to execute on our current business plans. These funds may not be available to us when we need them on favorable terms or at all. If we cannot raise additional funds when needed, our operations and prospects could be negatively affected.

We expect to finance our operations and capital expenditures over the next twelve months primarily through existing cash balances, supplemented as necessary by funds that may become available through additional financing.

We intend to raise additional capital in connection with the Business Combination and through the issuance of equity, equity related or debt securities, secured loan facilities or through obtaining credit from government or financial institutions or commercial partners.

To the extent we seek to raise funds in the capital markets, our ability to do so will depend upon market conditions, and volatility in the capital markets. We cannot be certain that additional funds will be available to us on the timelines we may need, on favorable terms, or at all. If we cannot raise additional funds when needed, our financial condition, results of operations, cash flows, business and prospects could be materially adversely affected.

We have incurred, and in the future may continue to incur, net losses.

We experienced net losses of 7,044,865 and $843,048 in 2025 and 2024, respectively. We cannot assure you that we will be able to generate net profits or positive cash flow from operating activities in the future. Our ability to achieve profitability will depend in large part on our ability to increase our operating margin, either by growing our revenues at a rate faster than our operating expenses increase, or by reducing our operating expenses, especially our sales and market expenses, as a percentage of our net revenues. Accordingly, we intend to continue to invest in our branding and marketing activities to attract new students, improve our online and mobile platforms and data analytics capabilities to enhance student experience.

Our financial statements contain disclosure regarding the substantial doubt about our ability to continue as a going concern.

As of December 31, 2024, Class Over had a stockholders’ deficit of approximately $4,519,154. For the years ended December 31, 2024 and 2023, Class Over had losses from operations of $833,828 and $425,025. We do not know whether or when we will become profitable. Our annual and interim financial statements disclose and the report from our independent registered public accounting firm as of and for the years ended December 31, 2024 and 2023 includes an explanatory paragraph stating that the liquidity condition raises substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we are not able to obtain sufficient funding, our business, prospects, financial condition and results of operations will be harmed, and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, and it is likely that investors would lose part or all of their investment. Future reports from our independent registered public accounting firm may also contain statements expressing substantial doubt about our ability to continue as a going concern. If there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, or at all, and our business may be harmed.

Because of the numerous risks and uncertainties associated with our business plan, we are unable to accurately predict the timing or amount of expenses or when, or if, we will be able to achieve profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of the Company’s securities and could impair our ability to raise capital, expand our business, maintain our research and development efforts or continue our operations. A decline in the value of the Company’s securities could also cause you to lose all or part of your investment.

18

We have a limited operating history and operate in a rapidly evolving industry, which makes it difficult to evaluate our business and future prospects and increases the risk of your investment.

The Company was formed in 2024 to consummate the Business Combination and Class Over was founded in June 2020 and acquired by the Company in April 2025.  As a result, we have a limited operating history as an online education platform. As a result, there is limited information on which investors can base an evaluation of our business, strategy, operating plan, results and prospects. It is difficult to predict future revenues and appropriately budget for expenses, and we have limited insight into trends that may emerge and affect our business. We face substantial business and operational risks, including a relatively untested market strategy, all of which makes forecasting future business results particularly difficult and results in a significant level of execution risk.

We have grown rapidly and expect to continue to invest in our growth for the foreseeable future. If we fail to manage this growth effectively, the success of our business model will be compromised.

Although Class Over has incurred continuing losses from operations and net losses in the past few years, it has experienced rapid growth in sales, primarily driven by the fast growth of online education during the Covid-19 pandemic. Class Over’s revenues increased by 94% from $1,898,718 for the year ended December 31, 2022 to $3,675,604 in 2024. Our growth has placed, and will continue to place, a significant strain on our demand for more educators, customer and IT support staff, administrative and operating infrastructure, educational content development, sales and marketing capacities, facilities and other resources. To further expand our business operations, we need to attract more students, scale up our educational content offerings, increase our educational content development professionals and employees of other functions, as well as strengthen our technology and infrastructure. We will also be required to refine our operational, financial and management controls and reporting systems and procedures. If we fail to efficiently manage this expansion of our business, our costs and expenses may increase more than we plan and we may not successfully attract a sufficient number of students, educators and other personnel in a cost-effective manner, respond to competitive challenges, or otherwise execute our business strategies. In addition, we may, as part of carrying out our growth strategies, adopt new initiatives to offer additional courses and educational content and to implement new pricing models and strategies. We cannot assure you that these initiatives may achieve the anticipated results. These proposed changes may not be well received by our existing and prospective students, in which case their experience with our services may suffer, which could damage our reputation and business prospects.

Certain aspects of our business and ability to grow are seasonal and cyclical, which may cause our current business plans to change and our operating results and revenues to fluctuate. As a result, we may fail to meet the expectations of securities analysts and investors, which could cause Company’s stock price to decline.

Our operating results, revenues, and growth potential may fluctuate on a seasonal or cyclical basis, as well as from quarter to quarter and year to year. This seasonality can make our future performance difficult to predict and may cause our operating results for specific periods to fall below expectations.

Class Over typically experiences lower demand during the back-to-school season, which spans from late summer to early fall, as parents and students are focused on adjusting to new school schedules and routines. In contrast, we observe increased demand and higher revenues prior to the summer and winter breaks. During these periods, students have more available time for additional learning, and parents are more likely to seek out supplementary educational opportunities.

These seasonal patterns can result in variability in our financial performance, influencing our ability to forecast revenues and manage resources effectively. Understanding and managing these fluctuations is crucial for maintaining consistent growth and meeting market expectations.

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting. Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the post-combination company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies. The development and implementation of the standards and controls necessary for the post-combination company to achieve the level of accounting standards required of a public company may require costs greater than expected. It is possible that the post-combination company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

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We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, we are subject to laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and the requirements of Nasdaq, which Class Over was not required to comply with as a private company. As a newly public company as a result of the Business Combination, complying with these statutes, regulations and requirements will occupy a significant amount of time of our board of directors and management and significantly increases our costs and expenses. For example, we will have to institute a more comprehensive compliance function, comply with rules promulgated by Nasdaq and prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws. We will also have to retain and rely on outside counsel, accountants and third-party advisors to a greater degree in these activities. In addition, being subject to these rules and regulations may make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

20

The dual-class structure of the Company’s Common Stock as contained in the Company’s amended and restated certificate of incorporation has the effect of concentrating voting control with those stockholders who held our capital stock prior to the Business Combination, including our directors, executive officers and their respective affiliates.

The Company’s Class A common Stock has twenty-five votes per share while the Company’s Common Stock has one vote per share. Hui Luo, the Company’s Chief Executive Officer, holds all of the Company’s Class A common stock.  Because of the twenty-five-to-one voting ratio between the Company’s Class A common stock and Company Common Stock, Ms. Luo controls a majority of the combined voting power of our Common Stock and therefore is able to control all matters submitted to the Company’s stockholders for approval. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future.

Our estimates of the size of our addressable market may prove to be inaccurate.

It is difficult to accurately estimate the size of the online education market and predict with certainty the rate at which the market for our products will grow, if at all. While our market size estimate was made in good faith and is based on assumptions and estimates we believe to be reasonable, this estimate may not be accurate. If our estimates of the size of our addressable market are not accurate, our potential for future growth may be less than we currently anticipate, which could have a material adverse effect on our business, financial condition, and results of operations.

We face risks related to natural and other disasters, health epidemics, and other extraordinary events, such as the COVID-19 pandemic, which could significantly disrupt our operations.

Our business could be materially affected by natural disasters, other health epidemics or other public safety concerns affecting the United States. Natural disasters may give rise to server interruptions, breakdowns, system failures, technology platform failures, internet failures or other operation interruptions for us and our service providers, which could cause the loss or corruption of data or malfunction of software or hardware as well as adversely affect our ability and the ability of our service providers to conduct daily operations and to deliver our products and course offerings. Our business could also be adversely affected if employees of ours or our service providers are affected by health epidemics. In addition, our results of operations could be adversely affected to the extent that any health epidemic harms the US economy in general.

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We may be exposed to cyberattacks, denial-of-service attacks, ransomware attacks, business email compromises, computer malware, viruses, and social engineering (including phishing) and other cybersecurity threats that may impact our networks or systems.

Cyberattacks, including through the use of malware, computer viruses, distributed denial of services attacks, ransomware attacks, credential harvesting, social engineering and other means for obtaining unauthorized access to or disrupting the operation of our networks and systems could have a material adverse effect on our operations. Cyberattacks can cause equipment or network failures, loss or corruption of information, including personal information or our customers’ proprietary information, as well as disruption to our operations, which could result in significant expenses, potential investigations and legal liability, and reputational damage. The development and maintenance of systems to prevent such attacks is costly and requires ongoing monitoring, updating and personnel. While, to date, we have not knowingly been subject to cyberattacks that, individually or in aggregate, have been material to our operations or financial condition, the preventive actions we take to reduce the risks associated with cyberattacks may be insufficient to repel or mitigate the effects of a major cyberattack in the future.

Changes in laws or regulations relating to consumer data privacy could materially and adversely affect our business.

Class Over, as an online tutoring and afterschool service, must adhere to a set of specific regulations that govern educational practices, data privacy, and consumer protection in the United States. The regulatory landscape is influenced heavily by both federal and state laws, creating a multifaceted compliance environment.

At the federal level, the COPPA is particularly critical for services like Class Over that engage with children under the age of 13. COPPA requires such services to obtain verifiable parental consent before collecting personal information from children. This act also mandates clear disclosure of how the collected information is used and shared, ensuring that parents have control over their children's personal data. Additionally, the Family Educational Rights and Privacy Act protects the privacy of student education records and provides parents with certain rights regarding their children's educational information, which transfers to the students themselves once they reach the age of 18 or attend a school beyond the high school level.

State regulations can introduce additional complexities. For instance, California’s Consumer Privacy Act  and the more recent California Privacy Rights Act (Cenhance privacy rights and consumer protection for residents of California, including stricter data handling protocols that Class Over must follow. These laws not only affect companies based in California but also those operating or collecting data from California residents, thus impacting our operations nationwide due to the online nature of its services.

If we are unable to effectively navigate these regulatory requirements, it could have a material adverse effect on our operations.

Failure to maintain the trademark for the name "Classover" and our business logo could materially and adversely affect our business.

In March 2025, we secured the trademark “Classover” from the United States Patent and Trademark Office.  As of the date of this prospectus, we have not yet registered trademarks for our brand and logo. Our name, logo, and other marks are integral to distinguishing our brand in the market, and any inability to maintain these trademarks could adversely affect our business and reputation among customers.

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The Charter provides, subject to limited exceptions, that the Court of Chancery of the State of Nevada will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with Company or its directors, officers, employees or stockholders.

The Charter requires, to the fullest extent permitted by law, that derivative actions brought in the Company’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the State of Nevada and, if brought outside of Nevada, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel; provided that the Company’s stockholders will not be deemed to have waived the Company’s compliance with federal securities laws and the rules and regulations thereunder and can therefore bring claims for breach of these provisions in any appropriate forum. Notwithstanding the foregoing, the State of Nevada shall not be the sole and exclusive forum for any of the following actions: (A) as to which the State of Nevada determines that there is an indispensable party not subject to its jurisdiction (and the indispensable party does not consent to the personal jurisdiction within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the courts of the State of Nevada, (C) for which the courts of Nevada do not have subject matter jurisdiction, or (D) any action arising under the Securities Act or the Exchange Act or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock shall be deemed to have notice of and consented to the forum provisions in the Charter.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Charter to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Changes in applicable tax laws, regulations or administrative interpretations thereof may materially adversely affect our financial condition, results of operations and cash flows.

We could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof. For example, the U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), enacted in December 2017, resulted in fundamental changes to the Code, including, among many other things, a reduction to the U.S. federal corporate income tax rate, a limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on the use of net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. Subsequent legislation, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), enacted on March 27, 2020, relaxed certain of the limitations imposed by the TCJA for certain taxable years, including the limitation on the use and carryback of net operating losses and the limitation on the deductibility of business interest expense. The exact impact of the TCJA and the CARES Act for future years is difficult to quantify, but these changes could materially adversely affect holders of our common stock. In addition, on August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which among other things, imposes a 1% excise tax on the fair market value of stock repurchased by “covered corporations” beginning in 2023. Other changes could be enacted in the future to increase the corporate tax rate, limit further the deductibility of interest or effect other changes that could have a material adverse effect on our business, results of operations and financial condition. Such changes could also include increases in state taxes and other changes to state tax laws to replenish state and local government finances depleted by costs attributable to the COVID-19 pandemic and the reduction in tax revenues due to the accompanying economic downturn.

In addition, our effective tax rate and tax liability are based on the application of current income tax laws, regulations, and treaties. These laws, regulations and treaties are complex, and the manner in which they apply to the Company and its diverse set of business arrangements is often open to interpretation. Significant management judgment is required in determining the Company’s provision for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against its net deferred tax assets. The tax authorities could challenge our interpretation of laws, regulations, and treaties, resulting in additional tax liability or adjustment to its income tax provision that could increase its effective tax rate. Changes to tax laws may also adversely affect our ability to attract and retain key personnel.

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Public Company and Financial Reporting Risks

We will incur increased costs and obligations as a result of being a public company.

As a publicly traded company, we are incurring and will continue to incur significant legal, accounting and other expenses that we were not required to incur in the recent past, particularly after we are no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that our board of directors and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.

Furthermore, the need to establish the corporate infrastructure required of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and any rules promulgated thereunder, as well as the rules of Nasdaq. The requirements of these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight are required, and, as a result, management’s attention may be diverted from other business concerns. These rules and regulations can also make it more difficult for us to attract and retain qualified independent members of our board of directors. Additionally, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The increased costs of compliance with public company reporting requirements and our potential failure to satisfy these requirements could have a material adverse effect on our operations, business, financial condition or results of operations.

If we fail to establish and maintain proper and effective internal control over financial reporting, as a public company, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our Common Stock may decline.

Pursuant to Section 404 of the Sarbanes-Oxley Act, following consummation of the Business Combination, the report by management on internal control over financial reporting is on Classover’s financial reporting and internal controls (as accounting acquirer). Once we no longer qualify as an “emerging growth company,” an attestation of the independent registered public accounting firm will also be required. The rules governing the standards that must be met for management to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Classover has not historically had to comply with all of these rules, and to comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, Classover may need to upgrade its legacy information technology systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff.

If we are unable to hire the additional accounting and finance staff necessary to comply with these requirements, we may need to continue to utilize outside consultants. If we or, if required, our independent registered public accounting firm, are unable to conclude that our internal controls over financial reporting are effective, investors may lose confidence in our financial reporting, which could negatively impact the price of our securities.

We cannot assure you that there will not be material weaknesses in our internal control over financial reporting now or in the future. We have not previously been required to conduct such an internal control evaluation and assessment. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines that we have a material weakness in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Common Stock could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

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Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.

We are now subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We are an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make the Company’s securities less attractive to investors, which could have a material and adverse effect on us, including our growth prospects.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) ending December 31, 2030, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We are taking advantage of the exemptions from various reporting requirements that are applicable to most other public companies, including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

As a “smaller reporting company” we are permitted to provide less disclosure than larger public companies which may make our common stock less attractive to investors.

We are a “smaller reporting company,” as defined by Rule 12b-2 of the Exchange Act. As a smaller reporting company, it is eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies. Consequently, it may be more challenging for investors to analyze our results of operations and financial prospects which may result in less investor confidence. Investors may find the Company Common Stock less attractive as a result of our smaller reporting company status. If some investors find the Company Common Stock less attractive, there may be a less active trading market for the Company Common Stock and the share price may be more volatile.

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Risks Relating to Ownership of our Common Stock

Our stock price may be volatile and may decline regardless of our operating performance.

The market price of our Common Stock may fluctuate significantly in response to numerous factors and may continue to fluctuate for these and other reasons, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our revenue and results of operations;

•	the financial projections we may provide to the public, any changes in these projections or its failure to meet these projections;

•

failure of securities analysts to maintain coverage of us, changes in financial estimates or ratings by any securities analysts who follow us or our failure to meet these estimates or the expectations of investors;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, results of operations or capital commitments;

•	changes in operating performance and stock market valuations of other retail or technology companies generally, or those in the cannabis industry in particular;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	trading volume of our Common Stock;

•	the inclusion, exclusion or removal of our Common Stock from any indices;

•	changes in our board of directors or management;

•	transactions in our Common Stock by directors, officers, affiliates and other major investors;

•	lawsuits threatened or filed against us;

•	changes in laws or regulations applicable to our business;

•	changes in our capital structure, such as future issuances of debt or equity securities;

•	short sales, hedging and other derivative transactions involving our Common Stock;

•	general economic conditions in the United States;

•	pandemics or other public health crises;

•	other events or factors, including those resulting from war, incidents of terrorism or responses to these events; and

•	the other factors described in this “Risk Factors” section.

The stock market has recently experienced extreme price and volume fluctuations. The market prices of securities of companies have experienced fluctuations that often have been unrelated or disproportionate to their operating results. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources, and harm our business, financial condition, and results of operations.

Our stock price may be exposed to additional risks because our business became a public company through a “de-SPAC” transaction. In the past, there has been increased focus by government agencies on transactions such as the Business Combination, and that increased focus may continue, and we may be subject to increased scrutiny by the SEC and other government agencies and holders of our securities as a result, which could adversely affect the price of our Common Stock.

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An active trading market for our Common Stock and Public Warrants may not be sustained.

Our Common Stock and Public Warrants are listed on Nasdaq under the symbols “KIDZ” and “KIDZW,” respectively.  We cannot assure you that an active trading market for our Common Stock and Public Warrants will be sustained. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your securities when desired or the prices that you may obtain for your securities. Furthermore, the depression of our stock price due to the large number of shares of Common Stock offered by this prospectus may make it more difficult to maintain compliance with Nasdaq’s minimum bid price rule.  This could increase the risk that the listing of our securities on Nasdaq may not be sustained.

Future sales of shares by existing stockholders could cause our stock price to decline.

If our existing stockholders sell or indicate an intention to sell substantial amounts of our Common Stock in the public market, the trading price of our Common Stock could decline. In addition, our outstanding shares of restricted stock will become eligible for sale to the extent permitted by the provisions of various vesting agreements and Rule 144 of the Securities Act (“Rule 144”). All the shares of Common Stock issued or reserved for issuance under the Company’s 2024 Plan and 2025 Plan have been registered on Form S-8 or another registration statement under the Securities Act and such shares are eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of our Common Stock could decline. Given the large number of shares of Common Stock registered for resale under this prospectus, the issuance and sale of Common Stock pursuant to this offering is likely to depress the price of the Common Stock.

If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business, or its market, or if they change their recommendations regarding our Common Stock adversely, the trading price or trading volume of our Common Stock could decline.

The trading market for our Common Stock is influenced in part by the research and reports that securities or industry analysts may publish about us, its business, our market, or our competitors. If one or more of the analysts initiate research with an unfavorable rating or downgrade our Common Stock, provide a more favorable recommendation about our competitors, or publish inaccurate or unfavorable research about our business, the trading price of our Common Stock would likely decline. In addition, we currently expect that securities research analysts will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our stock price may decline if our actual results do not match the projections of these securities research analysts. While we expect research analyst coverage, if no analysts commence or maintain coverage of us, the trading price and volume for our Common Stock could be adversely affected. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of our Common Stock to decline.

We may become involved in litigation, including securities class action litigation relating to the Business Combination that may materially adversely affect us.

In the past, legal proceedings have been initiated against businesses that became a public company through a “de-SPAC” transaction.  Accordingly, it is possible that we may become involved in legal proceedings relating to the Business Combination. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.  Any adverse determination in litigation could also subject the Company to significant liabilities.

Servicing our indebtedness, including the Notes, may require a significant amount of cash, and the restrictive covenants contained in the documents that govern our indebtedness could adversely affect our business plan, liquidity, financial condition, and results of operations.

We and our subsidiaries may be required to repay or redeem, or to pay interest on, the Notes or any future permitted indebtedness incurred by us or our subsidiaries, in cash. Despite our right to pay the interest and principal balance of the Notes by issuing shares of our Common Stock and/or adding the amount of any required cash interest to the outstanding principal amount of the Notes, we may be required to repay such indebtedness in cash, if we do not meet certain conditions or in certain other circumstances. For example, we may be required to repay the outstanding principal balance and accrued but unpaid interest, along with a premium, upon the occurrence of certain changes of control or an event of default.

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Our ability to make payments of the principal of, to pay interest on, or to redeem our indebtedness in cash, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. In addition, the Notes contain, and any future indebtedness may contain, restrictive covenants, including financial covenants. These payment obligations and covenants could have important consequences on our business. In particular, they could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness;
•

limit, among other things, our ability to borrow additional funds and otherwise raise additional capital, and our ability to conduct acquisitions, joint ventures or similar arrangements, as a result of our obligations to make such payments and comply with the restrictive covenants in the indebtedness;

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;
•	increase our vulnerability to general adverse economic and industry conditions; and
•	place us at a competitive disadvantage compared to our competitors that have lower fixed costs.

If we are unable to make required payments under our indebtedness, there could be a default under one or more of the instruments governing such indebtedness. Any such default or acceleration may further result in an event of default and acceleration of our other indebtedness. In such event, or if a default otherwise occurs under our indebtedness, including as a result of our failure to comply with the financial or other covenants contained therein, the holders of our indebtedness could require us to immediately repay the outstanding principal and interest on such indebtedness in cash, in some cases subject to a premium. Furthermore, the Notes rank senior to all outstanding and future indebtedness of the Company and its subsidiaries (subject to certain exceptions contained in the Notes) and is secured by a first priority perfected security interest in all of the existing and future assets of the Company and its direct and indirect subsidiaries, including all of the capital stock of each of the subsidiaries and the cryptocurrency purchased with the proceeds of the Notes.  Accordingly, the holders of the Notes could foreclose on their security interests in our assets.

If we are required to make payments under our indebtedness in cash and are unable to generate sufficient cash flow from operations, we may be required to sell assets, or we may seek to refinance the remaining balance, by either refinancing with the holder of the indebtedness, by raising sufficient funds through a sale of equity or debt securities or by obtaining a credit facility. No assurances can be given that we will be successful in making the required payments under our indebtedness, or in refinancing our obligations on favorable terms, or at all. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. A failure to refinance could have a material adverse effect on our liquidity, financial position, and results of operations. Should we refinance, it could be dilutive to shareholders or impose onerous terms on us.

We do not intend to pay dividends for the foreseeable future.

We have not paid any cash dividends on our Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board of directors may deem relevant. Notwithstanding the foregoing, the Notes provide that so long as they remain outstanding and have not been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, and the Company shall cause each of its subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its capital stock. In addition, our ability to pay dividends may be limited by our outstanding preferred stock and covenants of any future outstanding indebtedness. We do not anticipate declaring any cash dividends to holders of Common Stock in the foreseeable future.  As a result, you may not receive any return on an investment in our Common Stock unless you sell your Common Stock for a price greater than that which you paid for it.

We may issue additional shares of Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our Common Stock.

Subject to any restrictions contained in the documents governing our outstanding preferred stock, we may issue additional shares of Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

Additionally, the preferred stock is convertible into Common Stock pursuant to its terms and contain adjustment features that could increase the number of shares issuable upon conversion of such securities.

Our issuance of additional shares of Common Stock or other equity securities of equal or senior rank would have the following effects:

•	Our existing stockholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

•	the relative voting strength of each previously outstanding share of Common Stock may be diminished; and

•	the market price of our shares of Common Stock may decline.

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Risks related to our Solana Holdings

We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations.

As Solana and other digital assets are relatively novel and the application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of Solana. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of Solana or the ability of individuals or institutions such as us to own or transfer Solana.

If Solana is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of Solana and in turn adversely affect the market price of our Common Stock. Moreover, the risks of us engaging in a Solana treasury strategy have created, and could continue to create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

Regulatory change reclassifying Solana as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act, and could adversely affect the market price of Solana and the market price of our Common Stock.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in the 1940 Act, and are not registered as an “investment company” under the 1940 Act as of the date of this prospectus.

The SEC recently issued guidance indicating that Solana would not be considered a “security” for purposes of the federal securities laws. However, if the EC were to change this determination, it could lead to our classification as an “investment company” under the 1940 Act, if the portion of our assets consists of investments in Solanas exceeds 40% safe harbor limits prescribed in the 1940 Act, which would subject us to significant additional regulatory controls that could have a material adverse effect on our business and operations and may also require us to change the manner in which we conduct our business.

 We monitor our assets and income for compliance under the 1940 Act and seek to conduct our business activities in a manner such that we do not fall within its definitions of “investment company” or that we qualify under one of the exemptions or exclusions provided by the 1940 Act and corresponding SEC regulations. Furthermore, if Solana is determined to constitute a security for purposes of the federal securities laws, we would take steps to reduce the percentage of Solanas that constitute investment assets under the 1940 Act. These steps may include, among others, selling Solanas that we might otherwise hold for the long term and deploying our cash in non-investment assets, and we may be forced to sell our Solanas at unattractive prices. We may also seek to acquire additional non-investment assets to maintain compliance with the 1940 Act, and we may need to incur debt, issue additional equity or enter into other financing arrangements that are not otherwise attractive to our business. Any of these actions could have a material adverse effect on our results of operations and financial condition. Moreover, we can make no assurance that we would successfully be able to take the necessary steps to avoid being deemed to be an investment company in accordance with the safe harbor. If we were unsuccessful, and if Solana is determined to constitute a security for purposes of the federal securities laws, then we would have to register as an investment company, and the additional regulatory restrictions imposed by 1940 Act could adversely affect the market price of Solana and in turn adversely affect the market price of our Common Stock.

Staking Solana may limit our liquidity and restrict our ability to access capital in a timely manner.

As part of our digital asset treasury strategy, we may stake a portion of our Solana holdings with validators in order to earn staking rewards. Staked tokens are generally subject to “lock-up” or “unbonding” periods during which they cannot be transferred, traded, or otherwise used. Although such lock-up periods are intended to protect the stability of the protocol, they may materially reduce our immediate access to liquidity. If we need to liquidate our Solana holdings to meet operational requirements, satisfy obligations, or respond to adverse market conditions, the inability to rapidly access staked tokens could adversely affect our financial condition, results of operations, or cash flows. Furthermore, because staking rewards are paid in additional Solana tokens, rather than cash, our ability to convert those rewards into fiat currency may depend on prevailing market liquidity and trading volumes for Solana, which could be volatile or insufficient at times.

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Our financial results and the market price of our Common Stock may be affected by the prices of Solana.

As part of our capital allocation strategy for assets that are not required to provide working capital for our ongoing operations, we have invested and will continue to invest in Solana tokens. As of December 31, 2025, the Company has acquired 58,601 SOL tokens at an aggregate purchase price of approximately $7.3 million. The price of Solana has historically been subject to dramatic price fluctuations and is highly volatile. Moreover, digital assets, such as Solana, are relatively novel and the application of securities laws and other regulations to such assets is unclear in many respects. It is possible that regulators may interpret laws in a manner that adversely affects the liquidity or value of Solana.

Any decrease in the fair value of Solana below our carrying value for such assets could require us to incur a loss due to the decrease in fair market value, and such charge could be material to our financial results for the applicable reporting period, which may create significant volatility in our reported earnings. Any decrease in reported earnings or increased volatility of such earnings could have a material adverse effect on the market price of our Common Stock. In addition, the application of generally accepted accounting principles in the United States, with respect to Solana, may change in the future and could have a material adverse effect on our financial results and the market price of our Common Stock.

In addition, if investors view the value of our Common Stock as dependent upon or linked to the value or change in the value of our Solana holdings, the price of Solana may significantly influence the market price of our Common Stock. Additionally, if the price of Solana falls, and our Common Stock price falls as a result, then the Notes may not be converted and we may, in certain situations, need to repay them in cash. To the extent the value of the Notes exceeds the value of the Solana held as collateral, we may need to obtain additional financing, which might not be available on satisfactory terms or at all.  Any deficiency could substantially exceed the value of our other assets and could be many multiples of our historical earnings.

We face risks relating to the custody of our Solana tokens, including the loss or destruction of private keys required to access our Solana tokens and cyberattacks or other data loss relating to our Solana tokens, including smart contract related losses and vulnerabilities.

We hold our Solana tokens with a single regulated custodian that has duties to safeguard our private keys. In light of the significant amount of Solana tokens we anticipate that we will hold, we may need to engage additional custodians to achieve a greater degree of diversification in the custody of our Solana tokens as the extent of potential risk of loss is dependent, in part, on the degree of diversification. However, multiple custodians may utilize similar wallet infrastructure, cloud service providers or software systems, which could increase systemic technology risk.

If there is a decrease in the availability of digital asset custodians that we believe can safely custody our Solana tokens, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services in the United States, we may need to enter into agreements that are less favorable than our current agreements or take other measures to custody our Solana tokens, and our ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected. While we will conduct due diligence on our custodians and any smart contract platforms we may use, there can be no assurance that such diligence will uncover all risks, including operational deficiencies, hidden vulnerabilities or legal noncompliance.

Currently, the insurance that covers losses of our Solana holdings may cover none or only a small fraction of the value of the entirety of our Solana holdings, and there can be no guarantee that such insurance will be maintained as part of the custodial services we have or that such coverage will cover losses with respect to our Solana. Moreover, our use of custodians exposes us to the risk that the Solana our custodians hold on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such Solana. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we maintain related to our Solana. The legal framework governing digital asset ownership and rights in custodial or insolvency contexts remains uncertain and continues to evolve, which could result in unexpected losses, protracted recovery processes or adverse treatment in insolvency proceedings.

Solana tokens are controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the Solana is held. While the Solana blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the Solana held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the Solana held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The Solana and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities.

As part of our treasury management strategy, we may engage in staking, restaking, or other permitted activities that involve the use of “smart contracts” or decentralized applications. The use of smart contracts or decentralized applications entails certain risks including risks stemming from the existence of an “admin key” or coding flaws that could be exploited, potentially allowing a bad actor to issue or otherwise compromise the smart contract or decentralized application, potentially leading to a loss of our Solana tokens. Like all software code, smart contracts are exposed to risk that the code contains a bug or other security vulnerability, which can lead to loss of assets that are held on or transacted through the contract or decentralized application. Smart contracts and decentralized applications may contain bugs, security vulnerabilities or poorly designed permission structures that could result in the irreversible loss of Solana tokens or other digital assets. Exploits, including those stemming from admin key misuse, admin key compromise, or protocol flaws, have occurred in the past and may occur in the future.

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If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our Solana, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our Solana and our financial condition and results of operations could be materially adversely affected.

Substantially all of the Solana we own is held in custody accounts at U.S.-based institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our Solana. Solana and other blockchain-based cryptocurrencies and the entities that provide services to participants in the Solana ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

•	a partial or total loss of our Solana in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our Solana;

•	improper disclosure of data and violations of applicable data privacy and other laws; or

•	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Solana ecosystem or in the use of the Solana network to conduct financial transactions, which could negatively impact the market price of Solana and in turn negatively impact our financial condition and results of operations and the market price of our Common Stock.

Attacks upon systems across a variety of industries, including industries related to Solana, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, we expect that unauthorized parties will attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements. The risk of cyberattacks could also be increased by cyberwarfare in connection with ongoing or future armed conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the Solana industry, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

We face other risks related to our Solana treasury reserve business model.

Our Solana treasury reserve business model exposes us to various risks, including the following:

•	Solana and other digital assets are subject to significant legal, commercial, regulatory, and technical uncertainty, and our Solana strategy subjects us to enhanced regulatory oversight;

•	regulatory changes could impact our ability to operate validators or receive rewards;

•	regulatory scrutiny of the Company’s activities may increase, potentially limiting our operations;

•	potential litigation risks exist related to smart contract vulnerabilities, validator operations, or our business activities;

•	uncertainty around Solana’s regulatory status may impact our ability to list on certain exchanges;

•	changes in political administration may not guarantee a favorable regulatory environment for Solana; and

•	increased regulatory focus on Layer-1 blockchains beyond Bitcoin and Ethereum could result in new compliance requirements.

The foregoing factors could lead to disruption in the market for Solana, which could adversely affect the market price of Solana and in turn adversely affect the market price of our Common Stock.

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USE OF PROCEEDS

All shares of our Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $198.4 million from the issuance of Common Stock offered hereby upon the exercise of all outstanding Public Warrants, assuming the exercise in full of such Public Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Public Warrants for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the Public Warrants.  There is no assurance that the holders of the Public Warrants will elect to exercise any or all of the Public Warrants.

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SELLING SECURITYHOLDERS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. We may use the registration statement to issue up to an aggregate of 345,000 of the Common Stock upon exercise of the Public Warrants.

The Selling Securityholders may use the registration statement to sell up to (A) 130,701 shares of Common Stock reserved for issuance upon conversion of an aggregate of 130,701 shares of Class A Common Stock issued in connection with the Business Combination to Hui Luo, the Company’s Chief Executive Officer and Chief Executive Officer of Class Over, upon exchange of her securities in Class Over, (B) 172,500 Founder Shares originally issued at a price of approximately $0.003 per share prior to BFAC’s initial public offering, (C) 10,800 shares of Common Stock issued to certain former affiliates of BFAC in connection with the Business Combination, (D) 10,457 shares of Common Stock reserved for issuance upon conversion of Series A Preferred Stock issued to Ms. Luo upon exchange of her securities in Class Over and (E) 469,044 shares of Common Stock reserved for issuance upon conversion of an aggregate of 5,000 shares of Series B Preferred Stock of the Company issued to the PIPE Investor.  For more additional information regarding the issuance of the Series B Preferred stock, see “Item 15. Recent Sales of Unregistered Securities” included in Part II of the Registration Statement of which this prospectus forms a part.  Except for the ownership of the Series B Preferred stock issued pursuant to the PIPE Agreement, the PIPE Investor has not had any material relationship with us in the past three years.

The Selling Securityholders may from time to time offer and sell any or all of the Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the Common Stock in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s Common Stock.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Common Stock held by each of the Selling Securityholders. The second column lists the aggregate number of shares of Common Stock beneficially owned as of March 31, 2026, assuming conversion of the Preferred Stock held by any Selling Securityholder on that date but taking into account any limitations on conversion set forth therein. The third column lists the aggregate number of shares of Common Stock that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of Common Stock beneficially owned by the Selling Securityholders after the sale of the securities offered hereby (assuming the sale of all of the shares offered by the Selling Securityholders pursuant to this prospectus) and  does not take into account any limitations on conversion  of the Preferred Stock set forth therein.  The fourth column assumes the sale of all of the shares of Common Stock offered by the Selling Securityholders pursuant to this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

In accordance with the terms of the PIPE Registration Rights Agreement, the registration statement of which this prospectus forms a part generally covers the resale of 250% of the maximum number of shares of Common Stock issued or issuable pursuant to the shares of Series B Preferred Stock issued pursuant to the Certificate of Designations governing such preferred stock, in each case, determined as if the outstanding Series B Preferred Stock were converted in full (without regard to any limitations on conversion contained in the Certificate of Designations solely for the purpose of such calculation) at the floor price of $0.6396  in effect as of March 31, 2026.  Because the conversion price and the floor price may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Common Stock. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering in transactions described in the section titled “Plan of Distribution.”  In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. Under the terms of the Series B Preferred Stock, a Selling Securityholder may not convert the Series B Preferred Stock to the extent (but only to the extent) such Selling Securityholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% of the outstanding shares of the Company (the “Maximum Percentage”).

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Name of Selling Securityholders	Number of Shares of Common Stock Beneficially Owned Prior to Offering			Maximum Number of Shares of Common Stock Being Sold				Number of Shares of Common Stock Owned After Offering(1)
	Number		Percent			Number		Percent
Hui Luo(2)	141,157		39.7%	141,157		0		0%
Camel Bay LLC(3)	58,242		16.9%	58,242		0		0%
Battery Future Sponsor LLC(4)	34,031		10.1%	34,031		0		0%
Pala Investments Limited	24,740		7.3%	24,740		0		0%
Roth Capital Partners, LLC(5)	2,500		*	2,500		0		0%
Cantor Fitzgerald & Co.(6)	6,000		1.7%	6,000		0		0%
J.V.B. Financial Group, LLC	6,100		2.0%	6,100		0		0%
Camac Fund LP	1,100		*	1,100		0		0%
Exos Collateralized SPAC Holdings Fund LP	2,850		*	2,850		0		0%
Harraden Circle Investors, LP	3,974		1.2%	3,974		0		0%
Warbasse67 Fund LLC	336		*	336		0		0%
Gantcher Family Limited Partnership	204		*	204		0		0%
Altana Calderwood Specialist Alpha Fund	322		*	322		0		0%
K2 Principal Fund L.P.	4,133	(7)	1.2%	1,100		3,033	(7)	*
Kepos Special Opportunities Master Fund L.P.(8)	2,375		*	2,375		0		0%
Meteora Special Opportunity Fund I, LP(9)	214		*	214		0		0%
Meteora Capital Partners, LP(8)	420		*	420		0		0%
Meteora Strategic Capital, LLC(8)	814		*	814		0		0%
Meteora Select Trading Opportunities Master, LP(8)	728		*	728		0		0%
Polar Multi-Strategy Master Fund	20,468	(10)	5.7%	4,750		15,718	(10)	4.4%
RiverNorth SPAC Arbitrage Fund, LP	6,128	(11)	1.84%	4,750		1,378	(11)	*
North Commerce Parkway Capital LP	2,200		*	2,200		0		0%
RK Trading LLC	5,000		1.5%	5,000		0		0%
RLH SPAC Fund LP	775		*	775		0		0%
TQ Master Fund LP	1,050		*	1,050		0		0%
Crestline Summit Master, SPC – Peak SP	1,248		*	1,248		0		0%
Crestline Summit Master, SPC – Crestline Summit APEX SP	653		*	653		0		0%
Seaport Global Securities LLC	225		*	225		0		0%
Walleye Opportunities Master Fund Ltd.	297		*	297		0		0%
Walleye Investments Fund LLC	9,900		*	9,900		0		0%
Sea Hawk Multi-Strategy Master Fund Ltd.	2,750		*	2,750		0		0%
Shaolin Capital Partners Master Fund, Ltd.	198		*	198		0		0%
MAP 214 Segregated Portfolio	432		*	432		0		0%
Shaolin Capital Partners SP	415		*	415		0		0%
Nautilus Master Fund, L.P.	1,800		*	1,800		0		0%
Morgan Creek – Exos SPAC+ Fund, LP	4,000		*	4,000		0		0%
Fir Tree Credit Opportunity Master Fund LP	95		*	95		0		0%
FT SOF XIII (SPAC) Holdings, LLC	1,306		*	1,306		0		0%
Sea Otter Trading, LLC	10,000		*	10,000		0		0%
Mizuho Securities USA LLC	10,000		*	10,000		0		0%
Tenor Opportunity Master Fund, Ltd.	10,000		*	10,000		0		0%
CaaS Capital Master Fund LP	1,950		*	1,950		0		0%
Progressive Capital Partners Ltd.	255		*	255		0		0%
W&S Investment Holdings, LLC	10,000		*	10,000		0		0%
Alan Doctor	100		*	100		0		0%
Benjamin Securities, Inc.	3,800		*	3,800		0		0%
Jumpstart NYC LLC(12)	18,120	(13)	4.9%	9,381	(14)	0		0%

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* Less than 1%

(1)

Represents the amount of shares of Common Stock that will be held by the Selling Securityholder after completion of this offering based on the assumptions that (a) all Common Stock underlying the securities owned by the Selling Securityholder registered for sale by the registration statement of which this prospectus is part of will be sold and (b) no other shares of Common Stock are acquired or sold by the Selling Securityholder prior to completion of this offering. However, no Selling Securityholder is not obligated to sell all or any portion of the shares of our Common Stock offered pursuant to this prospectus.

(2)	Hui Luo has served as the Company’s Chairwoman and Chief Executive Officer since April 2025 and has served as the founder and Chief Executive Officer of Class Over since its founding in 2020.
(3)	Camel Bay LLC was the Sponsor of BFAC until the consummation of the Business Combination.
(4)

Battery Future Sponsor LLC was the Sponsor of BFAC until Camel Bay LLC took over that role in January 2024.  Battery Future Manager LLC is the manager of Battery Future Sponsor LLC. Joshua Payne is the sole member of Battery Future Manager LLC and has voting and investment discretion with respect to the ordinary shares held of record by Battery Future Sponsor LLC.  Mr. Payne was a director of BFAC until January 2024.

(5)	This entity was an underwriter in BFAC’s initial public offering.
(6)

Cantor Fitzgerald & Co. (“CF&CO”) is the record owner of the 6,000 shares of Common Stock. The shares were acquired by Cantor, pursuant to a fee reduction agreement, whereby Cantor forfeited a marketing fee and private placement securities. Cantor Fitzgerald Securities (“CFS”) controls the managing general partner of CF&CO. Cantor Fitzgerald, L.P. (“CFLP”) indirectly controls each of CFS and CF&CO. CFLP is controlled by CF Group Management, Inc. (“CFGM”), its managing general partner. Mr. Howard Lutnick is the trustee of CFGM’s sole stockholder and therefore controls CFGM. As such, each of CFS, CFLP, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the shares directly held by CF&CO. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. On May 16, 2025, Howard W. Lutnick, in his capacity as trustee of a trust, entered into agreements to sell to trusts controlled by Brandon G. Lutnick all of the voting shares of CFGM. Following the closing of the transactions contemplated by such agreements, Brandon G. Lutnick will be deemed to have voting or dispositive power over the shares reported herein, and Howard W. Lutnick will no longer have voting or dispositive power over such shares.

(7)	Includes 3033 shares of Common Stock issuable upon exercise of Warrants.
(8)

Kepos Capital LP is the investment manager of the selling securityholder and Kepos Partners LLC is the General Partner of the selling securityholder and each may be deemed to have voting and dispositive power with respect to the shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC ("Kepos MM"). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by this selling securityholder. Mr. Carhart disclaims beneficial ownership of the shares held by the selling securityholder.

(9)

Vikas Mittal-Meteora Capital, LLC (“Meteora Capital”) serves as investment manager to Meteora Special Opportunities Fund I, LP (MSOF), Meteora Select Trading Opportunities Master, LP (MSTO), Meteora Capital Partners, LP (MCP), and Meteora Strategic Capital LLC (MSC). Voting and investment power over the shares held by MSOF, MSTO, MCP, and MSC resides with its investment manager, Meteora Capital. Mr. Vik Mittal serves as the managing member of Meteora Capital and may be deemed to be the beneficial owner of the shares held by such entities. Mr. Mittal, however, disclaims any beneficial ownership of the shares held by such entities.

(10)	Includes 15,718 shares of Common Stock issuable upon exercise of Warrants.
(11)	Includes 1,378 shares of Common Stock issuable upon exercise of Warrants.
(12)

William R. Samuels (the “Manager”) acts as the manager of the PIPE Investor. The Manager, in his capacity as manager, may be deemed to have voting and dispositive power with respect to the shares of Class B Common Stock held by the PIPE Investor and may be deemed to be the beneficial owner of these shares. The Manager disclaims beneficial ownership of the shares of Class B Common Stock held by the PIPE Investor. The address of the principal business office of each of the Manager and the PIPE Investor is 201 California Street, Suite 350, San Francisco, CA 94111.

(13)

This column lists the number of shares of our Class B Common Stock beneficially owned by this Selling Securityholder as of July 30, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of July 30, 2025, this selling stockholder would beneficially own an aggregate of 9,381 shares of our Class B Common Stock, consisting of 9,381 shares of Class B Common Stock underlying the Series B Preferred Stock, with a stated value of $1,000 per share, held by this Selling Securityholder, convertible at a floor price of $0.6396  (at a 120% premium of the stated value of such Series B Preferred Stock), all of which shares are being registered for resale under this prospectus.

(14)

For the purposes of the calculations of Class B Common Stock to be sold pursuant to the prospectus, we are assuming a Triggering Event (as defined in the Certificate of Designations) has not occurred and, pursuant to a registration rights agreement between us and this Selling Stockholder, that 250% of the maximum number of shares of Class B Common Stock are issuable upon conversion of all shares of the Series B Preferred Stock, converted in full at a floor price of $0.6396 per share, without regard to any limitations set forth therein.

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DESCRIPTION OF SECURITIES

Authorized and Outstanding Stock

The Company Charter authorizes the issuance of 1,000,000 shares of Class A Common Stock, par value $0.0001 per share, 40,000,000 shares of Class B Common Stock, par value $0.0001 per share, and 10,000,000 shares of Preferred Stock, par value $0.0001 per share.

Common Stock

Voting. Holders of shares of Common Stock are entitled vote on all matters submitted to Company stockholders for their vote or approval. Each share of Class A common stock has the voting power of twenty-five votes and each share of Common Stock has the voting power of one vote. Under the terms of the Company Bylaws, directors will be elected by a plurality of the votes cast by Company’s stockholders present in person virtually or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the Company’s stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by Company’s stockholders present in person virtually or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Company Charter (as further described below), the Company Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

Dividends. The holders of shares of Common Stock are entitled to receive dividends, as and if declared by the board of directors out of legally available funds.

Liquidation Rights. Upon the liquidation or dissolution of the Company, the holders of shares of Common Stock are entitled to share ratably in those of Company’s assets that are legally available for distribution to Company stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of preferred stock, par value $0.0001 per share. The board of directors will be expressly authorized to provide, out of the unissued shares of the preferred stock, one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the board of directors providing for the issuance of such series and included in a certificate of designation filed pursuant to the NRS, and the board of directors is expressly vested with the authority to the full extent provided by law to adopt any such resolution or resolutions.

In connection with the Business Combination, the Company has established two series of preferred stock (Series A and Series B) as set forth below.  The following is a summary of the material terms of such preferred stock.

Series A Preferred Stock

In connection with the Business Combination, the Company issued 1,000,000 shares of Series A Preferred Stock. Following the issuance, holders of an aggregate of 384,702 shares of Series A Preferred Stock converted such shares to Common Stock, leaving an aggregate of 615,298 shares of Series A Preferred Stock outstanding.  Each share of Series A Preferred Stock had a stated value of $10.00 per share and is convertible into a share of Common Stock at $10.00 per share (subject to adjustment for stock dividends, splits and similar structural changes).  In addition, if Company, at any time while shares of Series A Preferred Stock are outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock equivalents entitling any person to acquire shares of Common Stock, or adjust, whether by operation of purchase price adjustment, reset provision, floating conversion or otherwise, any outstanding warrant, option or other right to acquire Common Stock or outstanding Common Stock equivalents, at an effective price per share less than the then conversion price, then the conversion price shall be reduced to such lower price; provided, however, that the conversion price shall not be adjusted in connection with issuances of (a) awards to employees, officers, consultants or directors of Company pursuant to any existing stock or option plan or any future duly adopted stock option plan, (b) securities upon the exercise or exchange of or conversion of any securities issued and outstanding on April 4, 2025, provided that such securities have not been amended or otherwise adjusted since such date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, and (c) securities pursuant to certain acquisitions or strategic transactions.

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Holders of Series A Preferred Stock are entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, to and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock.

On any matter presented to the stockholders of Company for their action or consideration at any meeting of stockholders of Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Company Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or pursuant to the provisions of the Charter governing the Series A Preferred Stock, holders of Series A Preferred Stock shall vote together with the holders of Company Common Stock as a single class and on an as-converted to Common Stock basis. In addition, as long as any shares of Series A Preferred Stock are outstanding, Company may not, without the consent of a majority of the holders of such preferred stock, (a) amend, alter or repeal any provision of the Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock, (b) increase the number of authorized shares of Series A Preferred Stock or (c) issue, or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior or pari passu to the Series A Preferred Stock with respect to the distribution of assets on any liquidation.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Company (including upon certain deemed liquidation events), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of Company available for distribution to its stockholders, before any payment shall be made to the holders of Company Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the stated value of such shares ($10.00), plus any dividends accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event.

Except as set forth above, the Series A Preferred Stock has no other rights, including no dividend rights, sinking fund provisions, redemption provisions, voting rights or preemption rights.

Series B Preferred Stock

Holders of Series B Preferred Stock are entitled to receive dividends equal, on an as-if-converted to shares of Common Stock basis, to and in the same form as dividends actually paid on shares of the Common Stock when, as, and if such dividends are paid on shares of the Common Stock. From and after the occurrence and during the continuance of any Triggering Event (as defined in the Charter), which generally is certain events of default under the Charter, dividends shall accrue on the stated value of each share of Series B Preferred Stock at a rate of 18% per annum until such Triggering Event is cured.

Holders of Series B Preferred Stock have no voting rights except as required by the NRS or otherwise set forth in the Charter. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting) that requires authorization of holders of Series B Preferred Stock under the NRS, each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or pursuant to the provisions of the Charter governing the Series B Preferred Stock, holders of Series B Preferred Stock shall vote together with the holders of the Common Stock as a single class and on an as-converted to Common Stock basis. In addition, as long as any shares of Series B Preferred Stock are outstanding, the Company may not, without the consent of a majority of the holders of such preferred stock, (a) amend, alter or repeal any provision of its certificate of incorporation, Bylaws or the Certificate of Designation in a manner that adversely affects the powers, preferences or rights of the Series B Preferred Stock, (b) increase or decrease (except upon conversion) the number of authorized shares of Series B Preferred Stock, (c) pay dividends or make any other distribution on any shares of any junior ranking capital stock, (d) issue any Series B Preferred Stock other than as contemplated by the Charter or pursuant to the PIPE Agreement or (e) issue, or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior or pari passu to the Series B Preferred Stock with respect to the distribution of assets on any liquidation.

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The Series B Preferred Stock shall rank senior to the Series A Preferred Stock and all common stock. At any time after May 4, 2025 (the “Initial Convertibility Date”), the Series B Preferred Stock will be convertible into shares of Common Stock by taking 120% of the stated value of the shares being converted (initially $1,000 per share) divided by the conversion price (which is initially set at $12.00 per share, subject to adjustment for stock dividends, splits and similar structural changes).  In addition, if Company, at any time while shares of Series B Preferred Stock are outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock equivalents entitling any person to acquire shares of Common Stock, or adjust, whether by operation of purchase price adjustment, reset provision, floating conversion or otherwise, any outstanding warrant, option or other right to acquire Common Stock or outstanding Common Stock equivalents, at an effective price per share less than the then conversion price, then the conversion price shall be reduced to such lower price; provided, however, that the conversion price shall not be adjusted in connection with issuances of (a) awards to employees, officers, consultants or directors of Company pursuant to any existing stock or option plan or any future duly adopted stock option plan, (b) securities upon the exercise or exchange of or conversion of any securities issued and outstanding on April 4, 2025, provided that such securities have not been amended or otherwise adjusted since such date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, and (c) securities pursuant to certain acquisitions or strategic transactions.

In addition, at any time after the Initial Convertibility Date, at the option of the holder or upon the occurrence of certain Triggering Events, such as the suspension of trading of the Common Stock on a stock exchange, the failure to pay amounts to the holders of Series B Preferred Stock when due and any bankruptcy of Company, the holders of the Series B Preferred Stock shall be entitled to convert such shares into Common Stock at an “Alternate Conversion Price” (as defined in the Charter). Alternatively, upon the occurrence of any Triggering Event, the holders have the right to require Company to redeem all or any of the Series B Preferred Stock at the Triggering Event Redemption Price (as defined in the Charter).

Upon a Change of Control of Company, the holders may also require the Company to redeem all or any of the Series B Preferred Stock at the Change of Control Redemption Price (as defined in the Charter).

The Series B Preferred Stock is also subject to redemption, at the Company’s option, upon the payment to the holders of an amount in cash equal to 110% of the greater of (i) the stated value of the stock being redeemed and (ii) the product of (1) the Conversion Rate (as defined in the Charter) with respect to the amount being redeemed multiplied by (2) the greatest closing sale price of the Common Stock on any trading day during the period commencing on the date immediately preceding the date Company delivers notice to the holders of its intent to redeem the stock and ending on the trading day immediately prior to the date Company makes the redemption payment.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (including upon certain deemed liquidation events), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or Series A Preferred Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) 125% of the of the Conversion Amount (as defined in the Charter) and (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event.

Except as set forth above, the Series B Preferred Stock has no other rights, including no dividend rights, sinking fund provisions, redemption provisions, voting rights or preemption rights.

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Series C Preferred Stock

Each share of Series C Preferred Stock has a stated value of $1,000 per share and, when issued, the Series C Preferred Stock will be fully paid and non-assessable.

The Series C Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks senior to all shares of capital stock of the Company, other than the Series B Preferred Stock, unless the Required Holders (as defined in the Charter) consent to the creation of other capital stock of the Company that is senior or equal in rank to the Series C Preferred Stock. As such, the Series C Preferred Stock is senior to the Common Stock and the Series A Preferred Stock.

The holders of Series C Preferred Stock are entitled to a 7% per annum dividends, which are payable in arrears on the first trading day of each fiscal quarter. Dividends are payable in shares of Common Stock (“Dividend Shares”) so long as there has been no Equity Conditions Failure (as defined in the Charter). However, the Company may, at its option following notice to the Holder (or shall be required if an Equity Conditions Failure exists that is not waived in writing by the Required Holders), capitalize a dividend by increasing the stated value of each Preferred Share on the dividend date (“Capitalized Dividend”) or, if no Equity Conditions Failure exists, elect a combination of a Capitalized Dividend and a payment in Dividend Shares.

At any time after the first date of issuance of any Preferred Shares (the “Initial Issuance Date”), a holder of Series C Preferred Stock may convert all, or any part, of the outstanding Series C Preferred Stock, at any time at such holder’s option, into shares of the Common Stock (which converted shares of Common Stock are referred to as “Conversion Shares” herein) at the fixed “Conversion Price” of $0.2029, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. The amounts to be converted include unpaid dividends and other charges for the Preferred Shares.

Subject to the rules and regulations of the Nasdaq, the Company has the right, at any time, with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

At any time after the Initial Issuance Date, a holder may elect to convert the Series C Preferred Stock held by such holder at the “Alternate Conversion Price” equal to the lesser of:

•	the Conversion Price; and

•	the greater of:

o	the floor price of $0.04058 (the “Series C Floor Price”); and

o	90% of the lowest volume weighted average price (“VWAP”) of the Common Stock during the 10 consecutive trading days immediately prior to such conversion.

Following the occurrence and during the continuance of a Triggering Event (as defined below), each holder may alternatively elect to convert the Series C Preferred Stock at the “Alternate Conversion Price”.

The Charter contains standard and customary triggering events (each, a “Triggering Event” including certain Bankruptcy Triggering Event (as defined therein)), including but not limited to: (i) the suspension from trading or the failure to list the Common Stock within certain time periods; (ii) failure to declare or pay any dividend when due; (iii) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $500,000 of Indebtedness (as defined in the Exchange Agreements) of the Company, (iv) the Company’s failure to cure a conversion failure of failure to deliver shares of the Common Stock upon conversion, or notice of the Company’s intention not to comply with a request for conversion of any Series C Preferred Stock, and (v) bankruptcy or insolvency of the Company.

From and after the occurrence and during the continuance of any Triggering Event, the Dividend Rate in effect shall automatically be increased to the lesser of 18% per annum and the maximum rate permitted under applicable law.

If at the time of a conversion the Alternate Conversion Price is determined to be the Series C Floor Price because such Series C Floor Price is greater than 90% of the lowest VWAP of a share of Common Stock during the ten (10) trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice, then the Conversion Amount (as defined in the Charter), shall automatically increase pro rata, by the applicable Alternate Conversion Floor Amount (as defined therein).

If, at any time on or after the date of the issuance date, the Company issues any shares of Common Stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issuance, the Conversion Price shall be reduced to the New Issuance Price.

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If on the six (6) month anniversary of the Initial Issuance Date and every six (6) months thereafter, as applicable, (each, an “Adjustment Date”), the Series C Floor Price then in effect is greater than the Adjusted Floor Price, on the Adjustment Date the Conversion Price shall automatically lower to the Adjusted Floor Price.

If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Series C Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of all the Series C Preferred Stock held by such holder immediately prior to the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights at the Series C Floor Price or Adjusted Floor Price, as applicable; subject to certain limitations on beneficial ownership.

At any time the Company shall have the right to redeem in cash all, but not less than all, the shares of Series C Preferred Stock then outstanding at a 15% redemption premium to the greater of (i) the Conversion Amount being redeemed, and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed, multiplied by (2) the equity value of the Common Stock underlying the Series C Preferred Stock. The equity value of the Common Stock underlying the Series C Preferred Stock is calculated using the greatest closing sale price of the Common Stock on any trading day during the period commencing on the trading day immediately preceding the date the Company notifies the holders of the Company’s election to redeem and ending on the trading day immediately prior to the date the Company makes the entire payment required.

The Charter prohibits the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the Charter and the other Transaction Documents (as defined in the Charter).

The holders of the Series C Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of Common Stock, except as provided in the Charter (or as otherwise required by applicable law).

The Charter contains a variety of obligations on the Company’s part not to engage in specified activities. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of the Company’s capital stock (other than as required under the Charter) and will not incur any indebtedness other than ordinary course trade payables or, subject to certain exceptions, incur any liens. In addition, the Company will not issue any Preferred Shares (except as contemplated in the Exchange Agreements) or issue any other securities that would cause a breach or default under the Charter.

So long as any Series C Preferred Stock remains outstanding, the Company shall at all times reserve at least 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all Series C Preferred Stock then outstanding.

Public Warrants

Each Public Warrant is exercisable for one share of Common Stock. The following is a description of the Public Warrants.

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Each Public Warrant entitles the holder thereof to purchase one-fiftieth of one share of Common Stock at a price of $575.00 per whole share, subject to adjustment as discussed below, provided that the Company has an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. In the event that the foregoing conditions are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Public Warrant. Pursuant to the Warrant Agreement governing the Public Warrants, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. This means only a whole Public Warrant may be exercised at a given time by a Public Warrant holder. The Public Warrants will expire at 5:00 p.m., New York City time, on April 3, 2030 or earlier upon redemption or liquidation.

If the registration statement of which this prospectus forms a part is not effective by the sixtieth (60th) business day after the Closing Date, Public Warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of Public Warrants

The Company may call the Public Warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder; and

•

if, and only if, the last reported sale price of the shares of Common Stock equals or exceeds $900.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30-trading day period ending three trading days before Company sends the notice of redemption to the Public Warrant holders.

The Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares is available throughout the 30-day redemption period.

The Company does not intend to take any steps to notify holders of Public Warrants that such Public Warrants have become eligible for redemption except if it actually seeks to redeem the Public Warrants. In order to redeem the Public Warrants, the Company must provide 30 days’ prior written notice of redemption to each Public Warrant holder and have a current registration statement in effect with respect to the shares of Common Stock underlying such Public Warrants. If the foregoing conditions are satisfied and Company issues a notice of redemption, each Public Warrant holder can exercise his, her or its Public Warrant prior to the scheduled redemption date in accordance with the above. However, the price of the shares of Common Stock may fall below the $900.00 trigger price (as adjusted) as well as the $575.00 warrant exercise price (as adjusted) after the redemption notice is issued.

If the Company calls the Public Warrants for redemption as described above, the Company’s management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, the Company’s cash position, the number of Public Warrants that are outstanding and the dilutive effect on the Company’s stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of the Public Warrants. If management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is received by the holders of warrants. If management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. The Company believes this feature is an attractive option if it does not need the cash from the exercise of the warrants after the Business Combination.

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A holder of a Public Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Company Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments

If the number of issued shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Company Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Company Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Company Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Public Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends (initially defined as up to $0.50 per share in a 365 day period), then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Company Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

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In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the Warrant Holder for the loss of the option value portion of the warrant due to the requirement that the Warrant Holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants have been issued in registered form under the Warrant Agreement by and among Continental and the Company. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Public Warrants. You should review a copy of the Warrant Agreement for a complete description of the terms and conditions applicable to the Public Warrants.

Senior Secured Convertible Notes

On May 30, 2025, the Company entered into the Note Purchase Agreement with the Note Purchase Investor.  Pursuant to the Note Purchase Agreement, subject to certain conditions precedent contained therein, the Company may sell to the Note Purchase Investor up to an aggregate of $500 million in newly issued Notes. On June 6, 2025, the Company consummated the initial sale of $11 million of Notes.  The Note Purchase Investor now has the sole option, upon one business day’s notice, to cause the Company to sell up to an additional $339 million of Notes and, subject to mutual agreement, the Company and the Note Purchase Investor may agree to sell up to an additional $150 million of Notes.  The Notes are convertible into Common Stock at the option of the holder at an initial conversion price equal to $7.36  per share (200% of the closing price of the Common Stock on June 5, 2025), subject to adjustment as provided for in the Notes.  Interest is payable under the Notes at a rate of 7% per annum and is payable, quarterly, at the option of the Company in cash, through the issuance of additional Notes or, under certain situations, through the issuance of shares of Common Stock.  The Notes rank senior to all outstanding and future indebtedness of the Company and its subsidiaries (subject to certain exceptions contained in the Notes) and will be secured by a first priority perfected security interest in all of the existing and future assets of the Company and its direct and indirect subsidiaries, including all of the capital stock of each of the subsidiaries and the cryptocurrency purchased with the proceeds of the Notes, as evidenced by a security agreement, as evidenced by a security agreement.  The Notes provide that so long as they remain outstanding and have not been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, and the Company shall cause each of its subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its capital stock. The Notes are due on June 6, 2027 (the two-year anniversary of the date of issuance) unless earlier converted or repaid.

In connection with the Note Purchase Agreement, certain holders of the Company’s Series A Preferred Stock and Series B Preferred Stock have each provided waivers to the Company with respect to (i) the Company entering into the Note Purchase Agreement and/or (ii) any anti-dilution protection those certain holders may have as a result of the issuance of the Notes (and underlying shares of Common Stock).

Exclusive Forum

The Company Charter will require, to the fullest extent permitted by law, that derivative actions brought in its name, actions against Company’s directors, officers and employees for breach of fiduciary duty and certain other actions may be brought only in the State of Nevada, except any action (A) as to which the State of Nevada determines that there is an indispensable party not subject to the jurisdiction of the State of Nevada (and the indispensable party does not consent to the personal jurisdiction of the State of Nevada within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the State of Nevada or (C) for which the state does not have subject matter jurisdiction. If an action is brought outside of Nevada, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits Company by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against Company’s directors and officers.

Notwithstanding the foregoing, the State of Nevada shall not be the sole and exclusive forum for any of the following actions: (A) as to which the State of Nevada determines that there is an indispensable party not subject to the jurisdiction of the State of Nevada (and the indispensable party does not consent to the personal jurisdiction within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the State of Nevada, (C) for which the State of Nevada does not have subject matter jurisdiction, or (D) any action arising under the Securities Act or the Exchange Act or, in each case, rules and regulations promulgated thereunder, for which there is exclusive federal or concurrent federal and state jurisdiction

Anti-Takeover Effects of Provisions of the Company Charter and Bylaws

The provisions of the Company Charter and the Company Bylaws and of the NRS summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Company Common Stock.

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The Company Charter and the Company Bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Company Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of Company unless such takeover or change in control is approved by the Company Board.

These provisions include:

Advance Notice Procedures. The Company Bylaws provide that Company stockholders seeking to bring business before Company’s annual meeting of stockholders, or to nominate candidates for election as directors at Company’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by Company secretary at Company’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in Company’s annual proxy statement must comply with the notice periods contained therein. The Company Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude Company’s stockholders from bringing matters before Company’s annual meeting of stockholders or from making nominations for directors at Company’s annual meeting of stockholders.

Authorized but Unissued Shares. Company’s authorized but unissued shares of Company Common Stock and preferred stock will be available for future issuance without stockholder approval, subject to rules of the securities exchange on which the Company Common Stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, in connection with the redemption or exchange of Public Warrants and employee benefit plans. The existence of authorized but unissued shares of Company Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of Company Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Classified Board Upon Change in Controlling Stockholder.  From and after the first date on which Hui Luo no longer beneficially owns more than 50% of the outstanding voting stock of the Company, the Company Board shall be divided into three classes, Class A, Class B and Class C. Class A will serve for a term expiring at the first annual meeting after such change to a classified board, Class B will serve for a term expiring at the second annual meeting after such change to a classified board and Class C will serve for a term expiring at the third annual meeting after such change to a classified board. Commencing at the first annual meeting of stockholders after such change, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The existence of a classified board may extend the time required to make any change in control of the Company Board when compared to a corporation with an unclassified board. It may take two annual meetings for the Company stockholders to effect a change in control of the Company Board, because in general less than a majority of the members of the Company Board will be elected at a given annual meeting. Once the Company Board is classified, and because the Company Charter does not otherwise provide, under Nevada law, Company’s directors may only be removed for cause.

Special Meetings of Stockholders. The Company Bylaws provide that special meetings of Company’s stockholders may be called only by the Chairman, the Chief Executive Officer or the Company Board.

Business Combinations. The NRS imposes a maximum moratorium of two years on business combinations. However, NRS 78.411 to 78.444, inclusive, regulate combinations more stringently. First, an interested stockholder is defined as a beneficial owner of 10% or more of the voting power. Second, the two-year moratorium can be lifted only by advance approval of the combination or the transaction by which such person first becomes an interested stockholder by a corporation’s board of directors or unless the combination is approved by the board and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates, as opposed to Delaware’s provision that allows interested stockholder combinations with stockholder approval at the time of such combination. Finally, after the two-year period, a combination remains prohibited unless (i) it is approved by the board of directors, the disinterested stockholders or a majority of the outstanding voting power not beneficially owned by the interested stockholder and its affiliates and associates or (ii) the interested stockholders satisfy certain fair value requirements. But note that these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. The combinations statutes in Nevada apply only to Nevada corporations with 200 or more stockholders of record. As of the record date, the Company has fewer than 200 stockholders of record.

Companies are entitled to opt out of the business combination provisions of the NRS. The Company has opted out of the business combination provisions of NRS 78.411 to 78.444, inclusive.

Exchange Listing

The Common Stock and Public Warrants are listed on Nasdaq under the symbols “KIDZ” and “KIDZW,” respectively.

Transfer Agent and Registrar; Warrant Agent

The transfer agent and registrar for the Company’s Common Stock, and the warrant agent for the Public Warrants, is Continental.

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SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

In general, Rule 144 permits the resale of restricted securities without registration under the Securities Act if certain conditions are met.

If such conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of Common Stock or Public Warrants for at least six months would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Common Stock or Public Warrants, as applicable, then outstanding; or

•	the average weekly reported trading volume of the Common Stock or Public Warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also be limited by manner of sale provisions and notice requirements.

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UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Common Stock and Public Warrants, which we refer to collectively as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in this offering and does not purport to be a complete analysis of all the potential tax considerations relating thereto.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income, and does not address state or local taxes or U.S. federal gift and estate tax laws, or any non-U.S. tax consequences that may be relevant to holders in light of their particular circumstances. This discussion also does not address the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	persons that actually or constructively own five percent or more of our voting shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	persons who acquired the securities through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	U.S. expatriates or former long-term residents of the U.S.;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

•	tax-exempt entities.

This discussion is based on the Code, and final, temporary and proposed U.S. Treasury regulations promulgated thereunder, administrative rulings and pronouncements, judicial decisions  in effect as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

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This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor regarding the tax consequences of the ownership and disposition of shares of Common Stock or Public Warrants.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS AND OTHER TAX CONSEQUENCES.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Common Stock or Public Warrants who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current or accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the applicable tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Public Warrants. A U.S. holder will generally recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock or Public Warrants which, in general, would include a redemption of Public Warrants that is treated as a sale as described below. Any such gain or loss will be capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Common Stock or Public Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Common Stock or Public Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at preferential rates. The deductibility of capital losses is subject to limitations.

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Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Common Stock or Public Warrants so disposed of. A U.S. holder’s adjusted tax basis in its Common Stock or Public Warrants generally will equal the U.S. holder’s acquisition cost for the Common Stock or Public Warrants less, in the case of a share of Common Stock, any prior distributions treated as a return of capital. In the case of any shares of Common Stock or Public Warrants originally acquired as part of an investment unit, the acquisition cost for the share of Common Stock and Public Warrants that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Exercise, Lapse or Redemption of a Public Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of our Common Stock upon exercise of a Public Warrant for cash. The U.S. holder’s tax basis in the share of our Common Stock received upon exercise of the Public Warrants generally will be an amount equal to the sum of the U.S. holder’s initial investment in the Public Warrants and the exercise price. It is unclear whether the U.S. holder’s holding period for the Common Stock received upon exercise of the Public Warrants will begin on the date following the date of exercise or on the date of exercise of the Public Warrants; in either case, the holding period will not include the period during which the U.S. holder held the Public Warrants. If a Public Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Public Warrants.

The tax consequences of a cashless exercise of a Public Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the Common Stock received would equal the holder’s basis in the Public Warrant. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the Common Stock would either include the period during which the U.S. holder held the Public Warrant or be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Public Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the Public Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised Public Warrants treated as surrendered to pay the exercise price of the Public Warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the surrendered warrants and the U.S. holder’s tax basis in such Public Warrants. In this case, a U.S. holder’s tax basis in the Common Stock received would equal the sum of the U.S. holder’s initial tax basis in the Public Warrants exercised (except for any such tax basis allocable to the surrendered warrants) and the exercise price of the exercised Public Warrants. A U.S. holder’s holding period for the Common Stock would commence on the date following the date of exercise (or possibly the date of exercise) of the Public Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem Public Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Securities— Public Warrants” or if we purchase Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Public Warrants.”

Possible Constructive Distributions. The terms of each Public Warrant provide for an adjustment to the number of shares of Common Stock for which the Public Warrant may be exercised or to the exercise price of the Public Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities— Public Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the Public Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Public Warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our Common Stock, or as a result of the issuance of a stock dividend to holders of shares of our Common Stock, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under “—Taxation of Distributions” in the same manner as if the U.S. holders of the Public Warrants received a cash distribution from us equal to the fair market value of such increased interest.

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Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of Common Stock and Public Warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our Common Stock or Public Warrants who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions (including constructive distributions) we make to a Non-U.S. holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and are not attributable to a U.S. permanent establishment under an applicable treaty), we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Public Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Public Warrants” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (or if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder). Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Exercise, Lapse or Redemption of a Public Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. Holders—Exercise, Lapse or Redemption of a Public Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below in “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Public Warrants.” The U.S. federal income tax treatment for a Non-U.S. holder of a redemption of Public Warrants for cash described in the section of this prospectus entitled “Description of Securities— Public Warrants” (or if we purchase Public Warrants in an open market transaction) would be similar to that described below in “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Public Warrants.”

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Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Public Warrants. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Public Warrants (including a redemption of our Public Warrants), unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Common Stock, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation; however, there can be no assurance that we will not become a U.S. real property holding corporation in the future.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. holder. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Public Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or Public Warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such distribution.

Possible Constructive Distributions. The terms of each Public Warrant provide for an adjustment to the number of shares of Common Stock for which the Public Warrant may be exercised or to the exercise price of the Public Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities— Public Warrants.” An adjustment which has the effect of preventing dilution is generally not taxable. The Non-U.S. holders of Public Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Public Warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our Common Stock, or as a result of a stock dividend to the holders of our Common Stock, in each case which is taxable to such holders as a distribution. Any constructive distribution received by a Non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. Any resulting withholding tax may be withheld from future cash distributions as described above.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of Common Stock and Public Warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person (by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption) in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) and, subject to the discussion of certain proposed U.S. Treasury regulations below, on the gross proceeds from a sale or other disposition of our Common Stock paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our securities. The IRS released proposed U.S. Treasury regulations that, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Common Stock. In its preamble to such proposed U.S. Treasury regulations, the IRS stated that taxpayers may generally rely on the proposed U.S. Treasury regulations until final U.S. Treasury regulations are issued.

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PLAN OF DISTRIBUTION

We are registering the issuance of 345,000 shares of Common Stock issuable by us upon exercise of the Public Warrants.

We are also registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees of up to (A) 130,701 shares of Common Stock reserved for issuance upon conversion of an aggregate of 130,701 shares of Class A Common Stock issued in connection with the Business Combination to Hui Luo, the Company’s Chief Executive Officer and Chief Executive Officer of Class Over, upon exchange of her securities in Class Over, (B) 172,500 Founder Shares originally issued at a price of approximately $0.003 per share prior to BFAC’s initial public offering, (C) 10,800 shares of Common Stock issued to a certain former affiliate of BFAC in connection with the Business Combination, (D) 10,457 shares of Common Stock reserved for issuance upon conversion of Series A Preferred Stock issued to Ms. Luo upon exchange of her securities in Class Over and (E) 469,044 shares of Common Stock reserved for issuance upon conversion of an aggregate of 5,000 shares of Series B Preferred Stock of the Company issued to the PIPE Investor, from time to time, through any means described below.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. With respect to Common Stock underlying the Public Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Public Warrants to the extent such Public Warrants are exercised for cash. In such case, we will receive up to an aggregate of approximately $198.4 million from the exercise of all such Public Warrants.

The Selling Securityholders may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services (other than up to $10,000 we have agreed to reimburse legal counsel to the PIPE Investor for its review of this prospectus) or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the shares of Common Stock in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s shares of Common Stock. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

Subject to the limitations set forth in any applicable registration rights agreement, sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

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•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date of this prospectus;

•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

A Selling Securityholder that is an entity may also elect to make an in-kind distribution of Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

The Selling Securityholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Securityholders may transfer the shares of Common Stock by other means not described in this prospectus. If the Selling Securityholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Securityholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

Subject to applicable law and Company policies relating to insider transactions, the Selling Securityholders may pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Securityholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

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There can be no assurance that any Selling Securityholders will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

Notwithstanding the foregoing, the Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We have agreed to indemnify certain of the Selling Securityholders against liabilities, including some liabilities under the Securities Act in accordance with the Registration Rights Agreements or the Selling Securityholders will be entitled to contribution. We may be indemnified by certain of the Selling Securityholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Securityholders specifically for use in this prospectus, in accordance with the related Registration Rights Agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Common Stock and Warrants are currently listed on Nasdaq under the symbols “KIDZ” and “KIDZW,” respectively.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or perform services for us or the Selling Securityholders, in the ordinary course of business.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

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LEGAL MATTERS

The validity of securities offered by this prospectus has been passed on by Graubard Miller, New York, New York.

EXPERTS

The consolidated financial statements of Classover Holdings, Inc. as of December 31, 2025 and 2024, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025, have been audited by Bush & Associates CPA LLC, independent registered public accounting firm, as set forth in its report thereon appearing in such Annual Report, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities are sold:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

•	Our Current Reports on Form 8-K filed with the SEC on March 5, 2026 and March 31, 2026; and

•

The description of our Class B Common Stock and Warrants, as amended, effective April 4, 2025, registering the Class B Common Stock and Warrants pursuant to Section 12(b) of the Securities Exchange Act, including any amendment(s) or report(s) filed for the purpose of updating such description.

We also maintain an Internet website at www.classover.com. Through our website, we make available, free of charge, the following documents of the Company as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 10-K; proxy statements for our annual and special shareholder meetings; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D or 13G; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

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